Registration No. 333-_____

             As Filed with the Securities and Exchange Commission
                             on September 30, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        ------------------------------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ------------------------------

                             GROVE PROPERTY TRUST
            (Exact name of registrant as specified in its charter)

                                   Maryland
        (State or other jurisdiction of incorporation or organization)

                                  06-1391084
                     (I.R.S. Employer Identification No.)

                                598 Asylum Avenue
                          Hartford, Connecticut 06105
                                 (860) 246-1126
              (Address including zip code, and telephone number,
       including area code of registrant's principal executive offices)

                              Joseph R. LaBrosse
                            Chief Financial Officer
                              Grove Property Trust
                               598 Asylum Avenue
                          Hartford, Connecticut  06105
                                (860) 246-1126
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copy to:
                             Paul G. Hughes, Esq.
                             Cummings & Lockwood
                             Four Stamford Plaza
                        107 Elm Street, P.O. Box 120
                     Stamford, Connecticut  06904-0120
                    -----------------------------------

     Approximate date of commencement of proposed sale to the public: from time to time within two years after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                    --------------------------------------

                                            Calculation of Registration Fee

Title of securities        Amount to be          Proposed maximum            Proposed maximum            Amount of
to be registered            registered       offering price per share*   aggregate offering price*    registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Shares, par
value $0.01 per share        3,333,333              $11.875                  $39,583,329                $13,649.43
                              shares

* Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sale prices of a Common Share of the Registrant on the American Stock Exchange for September 25, 1997

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              GROVE PROPERTY TRUST
                               598 ASYLUM AVENUE
                          HARTFORD, CONNECTICUT 06105

                            3,333,333 COMMON SHARES
                           PAR VALUE $0.01 PER SHARE

     This Prospectus relates to 3,333,333 Common Shares, par value $0.01 per share (the "COMMON SHARES"), of Grove Property Trust, a Maryland real estate investment trust ("GROVE PROPERTY TRUST" or the "COMPANY"), to be offered or sold from time to time for the account of certain shareholders of the Company (the "SELLING SHAREHOLDERS").

     The Common Shares covered by this Prospectus were issued by the Company in private placement transactions pursuant to Securities Purchase Agreements ("SECURITIES PURCHASE AGREEMENTS") with the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

     The Common Shares may be offered for sale and sold by the Selling Shareholders from time to time on the American Stock Exchange (or other such Exchange upon which the Company's Common Shares may be listed at the time of sale) at prevailing market prices, in privately negotiated transactions at negotiated prices, in a combination of such methods of sale, or otherwise as determined by the Selling Shareholders. The Selling Shareholders may effect such transactions by selling the Common Shares offered hereby to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders the purchasers of the Common Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any part of the proceeds from the sale of the Common Shares offered hereby. The Selling Shareholders will pay all applicable stock transfer taxes and brokerage commissions, but the Company will bear all other expenses of the Company and the Selling Shareholders in connection with the offering made hereunder, including the Company's legal and accounting fees connected therewith.

     The Common Shares are listed on the American Stock Exchange under the symbol "GVE." The last reported sale price of the Common Shares on the American Stock Exchange on September 25, 1997 was $11.875 per share.

     The Selling Shareholders and any brokers, dealers or agents who participate in the sale of the Common Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the commissions paid or discounts allowed to any such brokers, dealers or agents, in addition to any profits received on resale of the Common Shares offered hereby, if any such broker, dealer, agent or underwriter should purchase any such Common Shares as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN EVALUATING AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is __________, 1997.

                               TABLE OF CONTENTS

Available Information..................................................... 3
Incorporation of Certain Documents by Reference........................... 3
Forward Looking Statements................................................ 4
The Company............................................................... 5
Risk Factors.............................................................. 5
Use of Proceeds...........................................................15
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.....................................16
Description of Capital Stock..............................................17
Selling Shareholders......................................................22
Plan of Distribution......................................................25
Legal Opinion.............................................................26
Experts...................................................................26
Index to Financial Statements.............................................F-1

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING SHAREHOLDERS OR BY ANY OTHER PERSON DEEMED TO BE AN UNDERWRITER. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES COVERED BY THIS PROSPECTUS BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or accessed electronically on the Commission's Web Site at http:\\www.sec.gov.

     The Common Shares are listed on the American Stock Exchange under the symbol "GVE." The Company's reports, proxy statements, and other information concerning the Company may also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     The Company has filed a Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") with the Commission in accordance with the provisions of the Securities Act with respect to the Common Shares subject to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares covered hereby, reference is made to the Registration Statement and the exhibits filed as part thereof. Statements herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission, or copies thereof may be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996, except for Items 6 and 7;

2. The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1997 and the quarter ended June 30, 1997, as amended;

3. The Company's Current Reports on Form 8-K dated February 21, 1997, March 14, 1997, May 30, 1997, as amended, July 2, 1997, as amended, and September 2, 1997;

4. The Company's definitive Proxy Statement distributed in connection with its Special Meeting of Shareholders held on March 10, 1997, except for pages F-15 through F-25, page F-40 and pages F-43 through F-47 insofar as they contain information with respect to the year ended December 31, 1994; and

5. The Company's definitive Proxy Statement distributed in connection with its Annual Meeting of Shareholders held on June 18, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     To the extent that independent accountants audit and report on financial statements of the Company issued at future dates, and consent to the use of their reports thereon, such financial statements shall also be incorporated by reference in this Registration Statement in reliance upon their reports and their authority as experts in accounting and auditing.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in the Registration Statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into any such information). Requests should be directed to: Grove Property Trust, 598 Asylum Avenue, Hartford, Connecticut 06105, Attention: Joseph R. LaBrosse, Chief Financial Officer, Telephone number: (860) 246-1126.


                          FORWARD LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS OR INCORPORATED BY REFERENCE CERTAIN STATEMENTS THAT ARE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE STATEMENT INCLUDE, AMONG OTHER THINGS, STATEMENTS CONCERNING RESULTS OF OPERATIONS, CASH AVAILABLE FOR DISTRIBUTIONS, REQUIRED CAPITAL EXPENDITURES, SOURCES OF GROWTH, ECONOMIC CONDITIONS AND TRENDS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS. INVESTORS IN THE COMMON SHARES OFFERED HEREBY ARE CAUTIONED THAT RELIANCE ON ANY FORWARD LOOKING STATEMENT INVOLVES RISKS AND UNCERTAINTIES AND THAT, ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS ON WHICH THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE ARE OR WILL BE BASED ARE OR WILL BE REASONABLE, ANY OF THOSE ASSUMPTIONS COULD PROVE TO BE INACCURATE, AND, AS A RESULT, THE FORWARD LOOKING STATEMENTS BASED ON THOSE ASSUMPTIONS COULD ALSO BE INCORRECT. THE UNCERTAINTIES IN THIS REGARD INCLUDE, BUT ARE NOT LIMITED TO, (I) THOSE IDENTIFIED HEREIN UNDER "RISK FACTORS," (II) POPULATION SHIFTS WHICH MAY INCREASE OR DECREASE THE DEMAND FOR RENTAL HOUSING, (III) THE VALUE OF COMMERCIAL AND RESIDENTIAL RENTAL PROPERTIES IN THE NORTHEAST WHERE ALL OF THE COMPANY'S PROPERTIES ARE LOCATED, IN RECENT YEARS, HAVE FLUCTUATED CONSIDERABLY, (IV) THE EFFECT ON THE COMPANY'S PROPERTIES OF COMPETITION FROM NEW APARTMENT COMPLEXES WHICH MAY BE COMPLETED IN PROXIMITY TO SUCH PROPERTIES THEREBY INCREASING COMPETITION, (V) THE EFFECT OF WEATHER AND OTHER CONDITIONS WHICH CAN SIGNIFICANTLY AFFECT PROPERTY OPERATING EXPENSES, (VI) THE AVAILABILITY OF ACQUISITION FINANCING OR REFINANCING, (VII) COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS AND (VIII) OTHER FACTORS WHICH MIGHT BE DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE COMMISSION. IN ADDITION, THE COMPANY IS SUBJECT TO THE EFFECTS OF CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS. IN LIGHT OF THESE AND OTHER UNCERTAINTIES, THE INCLUSION OR INCORPORATION OF A FORWARD LOOKING STATEMENT HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY THAT THE COMPANY'S PLANS AND OBJECTIVES WILL BE ACHIEVED.

                                  THE COMPANY

     The Company, which was formed in 1994, is a self-managed and self-administered real estate investment trust ("REIT") organized under Maryland law. It is engaged, through Grove Operating, L.P., a limited partnership of which the Company is the sole General Partner, principally in the business of acquiring, redeveloping, managing and operating multi-family residential properties located in the Northeastern region of the United States. As of September 15, 1997, the Company has a controlling interest in 29 properties containing approximately 2,750 residential units and one retail shopping center containing approximately 79,000 square feet. Reference is made to the information incorporated herein for a more complete description of the Company's business and of its properties.

     The Company's executive offices are located at 598 Asylum Avenue, Hartford, Connecticut 06105, and its telephone number is (860) 246-1126.

                                 RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY.

POTENTIAL CONFLICTS OF INTEREST

     The executive officers of the Company (the "EXECUTIVE OFFICERS") or entities affiliated with the Executive Officers have in the past been parties to transactions with the Company or its affiliates. Of the Company's ___ Properties, __ Properties were acquired by the Company from entities affiliated with Executive Officers. As a result, these persons may have interests that conflict with those of the shareholders of the Company. While the Company has entered into non-competition agreements with each of the Executive Officers and certain of their affiliates designed to eliminate or minimize conflicts of interest and the Third Amended and Restated Declaration of Trust (the "CHARTER") includes a provision which requires the composition of the Board of Trust Managers of the Company at all times to consist of a majority of Independent Trust Managers (as defined in the Charter), there can be no assurance that the provisions of the non-competition agreements or the Charter will be successful in eliminating the impact of conflicts among the Executive Officers and the Company. Accordingly, the interests of the Company's shareholders may not have been, and in the future may not be, reflected fully in all decisions made or actions taken or to be taken by certain officers and of the Company. See "Certain Relationships and Transactions." The Company may in the future explore the possibility of purchasing an 88-unit property in Western Massachusetts currenly managed by the Company and in which certain of the Executive Officers own a 50% interest.

     In March 1997, certain affiliates of the Executive Officers entered into a Contribution Agreement (the "CONTRIBUTION AGREEMENT") with the Company and Grove Operating, L.P. Because of substantial economic interests of the Executive Officers in entities which are parties to the Contribution Agreement, there is a potential for a conflict of interest with respect to the obligations of the Executive Officers as executive officers of the Company in enforcing the terms of the Contribution Agreement. The Company's failure to enforce the material terms of the Contribution Agreement, particularly the indemnification provisions and the remedy provisions for breaches of representations and warranties, could result in a monetary loss to the Company.

     In addition, the affiliates of the Executive Officers who entered into the Contribution Agreement, as well as Executive Officers or affiliates thereof who have contributed properties to the Company in the past, may have unrealized gain or their interests in such properties contributed to the Company. The sale of such properites by the Company may cause adverse tax consequences to such Executive Officers or affiliates. Therefore, the interests of the Company and such Executive Officers and affiliates could be different in connection with the disposition of such properties.
However, decisions regarding such dispositions must be made by the Board of Trust Managers, a majority of which is composed of Independent Trust Managers.

RISKS OF EQUITY REAL ESTATE INVESTMENTS; ADVERSE IMPACT ON ABILITY TO MAKE DISTRIBUTIONS EFFECT ON VALUE OF PROPERTIES

     GENERAL. Real property investments are subject to varying degrees of risk. The financial returns available from equity investments in apartment properties depend on the amount of revenue generated and expenses incurred in operating the properties. If the Company's properties do not generate revenue sufficient to meet operating expenses, debt service, if any, and capital expenditures, the Company's income and ability to make distributions to its shareholders will be adversely affected. An apartment property's income and value may be adversely affected by the national and regional economic climates, local real estate conditions such as an oversupply of apartments or a reduction in demand for apartments, availability of "for purchase" housing, the attractiveness of the properties to tenants, competition from other apartment properties, the ability of the owner to provide adequate maintenance and to obtain adequate insurance and increased operating costs (including real estate taxes). The Company's income will also be adversely affected if a significant number of tenants are unable to pay rent or if the apartments cannot be rented on favorable terms. Certain significant expenditures associated with each equity investment in real estate (such as mortgage payments, if any, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in rental income. In addition, the income and value of an apartment property are affected by such factors, among others, as changes in zoning, building, environmental, rent control and other laws and regulations, changes in real property taxes and interest rates, the availability of financing and acts of God (such as earthquakes and floods) and other factors beyond the control of the Company. The Company is exposed to the various types of litigation that may be brought against a property owner or manager in the ordinary course.

     ILLIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid and, therefore, will tend to restrict the Company's ability to vary its portfolio of apartment properties promptly in response to changes in economic or other conditions; consequently, if Grove Operating, L.P. were to be liquidated, the proceeds realized by the Company at such time might be less than the Company's total investment in Grove Operating, L.P. In addition, the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"), places limits on the amount of gross income the Company may realize from sales of real property assets held for fewer than four years, which may affect the Company's ability to sell its properties without adversely affecting returns to holders of Common Shares.

     FUTURE PROPERTY ACQUISITIONS. In the normal course of its business, and in the pursuit of its growth strategy, the Company intends to evaluate a number of potential acquisitions in the Northeast and Mid-Atlantic regions. The Company intends to continue to acquire multi-family residential properties. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. Acquisitions may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is possible that the operating performance of such potential acquisitions may decline under the Company's management. No assurance can be given that the Company will have the opportunity to make suitable acquisitions on terms favorable to it or will be able successfully to integrate more properties into the Company's portfolio.

     RISKS OF RENOVATION. The Company intends to renovate certain properties and other properties it may acquire in the future. In connection with any renovation project, the Company will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and could make such projects uneconomical, and the risk that occupancy or rental rates at a completed project will not be sufficient to enable the Company to pay operating expenses or earn its anticipated rate of return on its investment. In case of an unsuccessful renovation project, the Company's loss could exceed its investment in such project. Renovation projects may be more highly leveraged than the Company's portfolio as a whole, which may result in an increased risk of default and loss of equity investment if the project does not have sufficient cash flow to cover its relatively high debt service requirements. In cases where the Company owns less than the entire interest in a property, the Company may nevertheless be required to bear the entire cost of a renovation project at such property. Further-more, the fact that the Company must distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT under the Internal Revenue Code will limit the ability of the Company to rely upon income from operations or cash flow from operations to finance new acquisitions. The Company may finance acquisitions with lines of credit. As a result, if permanent debt or equity financing were not available on acceptable terms to refinance new acquisitions undertaken without permanent financing, further acquisitions might be curtailed or cash available for distribution might be adversely affected.

     RISKS RELATING TO DISTRIBUTIONS. The Company pays regular distributions to its shareholders. No assurance can be given, however, that actual cash available for distribution will not be substantially below the Company's expectations. In addition, the Company's ability to make distributions will depend, in large part, on the performance of its properties including any properties it may acquire in the future, including occupancy levels, expenditures with respect to existing and newly acquired properties, the amount of the Company's debt and the interest rates thereon and other costs relating to the properties, as well as the absence of significant expenditures relating to environmental or other regulatory matters. Most of these matters are beyond the control of the Company and any significant difference between the Company's expectations with respect to these matters and actual results could have a material adverse effect on the Company and its ability to make or sustain distributions.

     CHANGES IN LAWS. Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make expected distributions to shareholders. The Company's properties are also subject to various federal, state, and local regulatory requirements, such as requirements of the Americans with Disabilities Act (the "ADA") and state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. Although the Company believes that the properties are in substantial compliance with all such requirements currently in effect, the Company may incur additional costs to comply with such requirements. Additionally, there can be no assurance that these requirements will not change or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and ability to make distributions.

     COMPLIANCE WITH ADA AND THE FAIR HOUSING AMENDMENTS ACT OF 1988. The ADA may require modifications to existing buildings or restrict certain renovations by requiring access to such buildings, and apartments in the buildings, by disabled persons. In addition, the Fair Housing Amendments Act of 1988 ("FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Failure to comply with these laws could result in the imposition of fines or an award of damages to private litigants. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The costs of compliance with such laws may be substantial, and limits or restrictions on completion of certain renovations may reduce overall returns on its investments. Although the Company believes that all of its properties are in substantial compliance with such laws currently in effect, the Company may incur additional costs to comply with such laws. Although the Company believes that such costs will not have a material adverse effect on the Company, if required changes involved a greater expenditure than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

     COMPETITION. There are numerous real estate companies, including those which operate in the areas in which the Company's properties are located, which compete with the Company in seeking apartment properties for acquisition and development, and for tenants to occupy such properties. The Company may be competing with companies that have greater resources than the Company and whose officers and directors or trustees have more experience than the Company's officers and trust managers. In addition, certain of the Company's properties compete with properties in which the Executive Officers or their affiliates have a direct or indirect economic interest. Further, the availability of single-family housing and other forms of multi-family residential properties, such as manufactured housing communities, provide alternatives to potential tenants of apartment properties. These competitive factors could adversely affect the income generated by the Company's properties.

PURCHASE PRICE OF PROPERTIES MAY EXCEED PROPERTIES' FAIR MARKET VALUE

     The Company has in the past, and may in the future, acquire properties, including properties in which Executive Officers or their affiliates have a direct or indirect economic interest, without obtaining an independent appraisal of such properties or their earnings and earnings potential. As a result, there can be no assurance that the prices paid by the Company for such projects accurately reflect their fair market values. If the fair market values of such properties are materially different from the amounts paid by the Company, there could be a material and adverse effect on the financial performance of the Company and the value of the Common Shares offered hereby.

LIMITATION ON CONTROL OF PARTIALLY OWNED PROPERTIES

     Certain of the Company's current properties are not entirely owned by the Company, and the Company may hereafter acquire properties in which it will own less than the entire interest. To the extent that other persons continue to have a minority interest in such properties, the Company may have certain fiduciary responsibilities to such persons which it will need to consider when making decisions that affect those properties (including decisions regarding sale, refinancing and the timing and amount of distributions from such properties). Potential conflicts and other problems which could adversely affect the Company and its shareholders could arise as a consequence of these ownership arrangements.

DEPENDENCE ON LIMITED GEOGRAPHIC AREA

     The Company's properties are located in Connecticut, Rhode Island and Massachusetts and consist principally of multi-family residential projects. The Company's performance is thus linked to economic conditions in the Southern New England area and to the market for apartments therein.
Management believes these markets are experiencing improved stability in jobs and population, since the severe local recession in the early 1990's. The Company's cash flow, ability to make distributions to its shareholders and the value of the Common Shares will be dependent upon economic conditions and the demand for the rental of apartments in individual markets in which the Company's properties are located.

EXPANSION OF THE COMPANY INTO NEW GEOGRAPHIC MARKETS

     The Company currently intends to seek to acquire properties in geographic markets other than those markets in which its current properties are located including other states in the New England and Mid-Atlantic regions. Those may include markets in which the Company has little or no prior experience in the acquisition and management of multi-family residential or other properties. Any such new geographic market may be substantially dissimilar to the markets in which the Company currently owns and operates its properties, and management of the Company may be unfamiliar with prevailing economic conditions, trends in the real estate market, and other factors which may adversely affect the Company's ability to acquire properties therein for competitive purchase prices and to manage such properties effectively and profitably thereafter. If purchase prices paid by the Company for such properties exceed their fair market value or the Company is unable to manage such properties so as to cause them to be profitable, it would have an adverse effect on the financial performance of the Company and the value of the Common Shares.

REAL ESTATE FINANCING RISKS

     INABILITY TO PAY DEBT SERVICES. The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. If the Company or a partnership in which it invests is unable to meet its debt service obligations under its mortgage loans, a loss could be sustained as a result of foreclosure on the relevant property by the mortgagee. Certain indebtedness of the Company is secured by mortgages on a number of its properties. The cross-collateralization of the mortgages on various properties reduces flexibility in selling individual properties.

     VARIABLE RATE DEBT. The Company's debt includes both fixed rate and variable rate debt with interest rates that adjust based upon prevailing market interest rates. A substantial portion of the Company's debt bears interest at variable rates. Because of the significant amount of the Company's debt, the Company's interest expense constitutes a material component of its expenses. An increase in interest rates could have a material adverse effect on the Company's results of operations and on the ability of the Company to make distributions on the Common Shares.

     REFINANCING RISKS. Because the Company anticipates that only a small portion of its mortgage indebtedness will be repaid prior to maturity and the Company may not have on hand funds sufficient to repay such indebtedness at maturity, it may be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for distribution. To the extent the Company needs consent of persons who may hold minority interests in certain of its properties to sell or refinance such properties, its flexibility will be limited. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, the Company's interest expense would increase, which would adversely affect the Company's cash available for distributions and its ability to pay distributions on the Common Shares.

     RECOURSE DEBT. While a portion of the Company's debt is non-recourse which means that the lender has no remedy in the event of default other than against the property or properties securing such debt, a substantial portion of the Company's debt are general recourse obligations of the Company. To the extent that the debt is recourse, it is a general obligation of the Company or Grove Operating, L.P. payable out of any unencumbered assets, and the lender's recourse will not be limited solely to the collateral securing the debt.

     NO LIMITATION ON DEBT. The Company has adopted a policy to limit its ratio of debt-to-total market capitalization (I.E., total debt of the Company as a percentage of total market capitalization, defined as the sum of the aggregate market value of the outstanding Common Shares assuming the full exchange of Common Units for Common Shares) and the total debt of the Company, to less than 60%. The organization documents of the Company, however, do not limit the amount or percentage of indebtedness that it may incur. Therefore, the Board may change this policy of the Company and Grove Operating, L.P. regarding indebtedness, without the vote of the holders of Common Shares or Common Units. If these policies are changed, the Company and Grove Operating, L.P. could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and Grove Operating, L.P. and an increase in debt service requirements which could adversely affect the financial condition and results of operations of the Company and, consequently, the Company's ability to pay distributions on the Common Shares.

DEPENDENCE ON KEY PERSONNEL; LIMITED EXPERIENCE OF MANAGEMENT

     The Company is dependent on the efforts of all of the Executive Officers. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a material adverse effect on the operations of the Company. Currently, the Company has no intention to secure key-man life insurance for the Executive Officers in the near future. Management of the Company has limited experience in the operation of a REIT and the operation of a public company, although they have had substantial experience in the acquisition and management of multi-family residential and mixed-use properties. This relative lack of experience in REIT management and operation of a public company could adversely affect the operation and financial results of the Company.

ADVERSE TAX CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company currently intends to continue operating so as to qualify as a REIT under the Internal Revenue Code. A REIT generally is not taxed at the corporate level on income it currently distributes to shareholders so long as it distributes at least 95% of its REIT taxable income. No assurance can be given that the Company will be able to operate in a manner so as to remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     If the Company fails to qualify as a REIT in any taxable year, the Company will not be allowed a deduction for distributions to shareholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Internal Revenue Code, and to the extent that distributions to shareholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate tax.

     Although the Company currently intends to operate in a manner designed to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board, without the approval of the shareholders, to decide to revoke the REIT election.

INABILITY TO MAKE REQUIRED DISTRIBUTIONS TO SHAREHOLDERS COULD AFFECT REIT STATUS; POTENTIAL REQUIREMENTS TO BORROW

     To obtain the favorable tax treatment accorded to a REIT under the Internal Revenue Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its capital gain net income for the calendar year, plus 100% of its undistributed income from prior years.

     The Company intends to make distributions to its shareholders to comply with the distribution provisions of the Internal Revenue Code and to avoid income taxes and the nondeductible 4% excise tax. The Company's income will consist primarily of the Company's share of the income of Grove Operating, L.P. and the Company's cash flow will consist primarily of its share of distributions from the Grove Operating, L.P. In turn, Grove Operating,
L.P.'s income and cash flow will consist primarily of Grove Operating, L.P.'s share of the income and cash flow, respectively, of the properties it owns or controls. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or Grove Operating, L.P.) and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could require the Company to borrow funds through Grove Operating, L.P. on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations. If the Company is unable to obtain such borrowings, the Company could be disqualified from REIT treatment.

     Distributions by Grove Operating, L.P. will be determined by the Company, as the sole general partner, through the Board, and will be dependent on a number of factors, including the amount of cash available for distribution, Grove Operating, L.P.'s financial condition and the financial condition of each property in which the Company holds an interest, any decision by the Board to reinvest funds rather than to distribute such funds, the capital expenditure requirements relating to the properties in which the Company holds an interest, the annual distribution requirements under the REIT provisions of the Internal Revenue Code and such other factors as the Board deems relevant. There is no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to qualify as a REIT.

     For federal income tax purposes, distributions paid to holders of Common Shares may consist of ordinary income, capital gains, nontaxable return of capital or a combination thereof. The Company will provide the holders of Common Shares with an annual statement indicating the tax character of the distributions.

NECESSITY TO MAINTAIN OWNERSHIP LIMIT REQUIRED TO MAINTAIN REIT QUALIFICATION; ANTI-TAKEOVER EFFECT

     For the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock may be owned, actually or constructively under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (including certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of the Company (the "five or fewer" requirement). The Charter contains certain restrictions on the ownership and transfer of Common Shares or Preferred Shares (as defined) (together, "EQUITY SHARES"), described below, which are intended to prevent concentration of share ownership. These restrictions, however, may not ensure that the Company will be able to satisfy the "five or fewer" requirement in all cases. If the Company fails to satisfy such requirement, the Company's status as a REIT will terminate, and the Company will not be able to prevent such termination.

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of the Company available for investment or distribution to the holders of Common Shares due to the additional tax liability of the Company for the years involved.

     The Charter does not permit any person to own more than 5.0% of the number of outstanding Equity Shares (subject to adjustment by the Board) (the "OWNERSHIP LIMIT") or to own constructively (within the meaning of the Internal Revenue Code) in excess of 9.8% of the outstanding Equity Shares (the "CONSTRUCTIVE OWNERSHIP LIMIT), subject to certain exceptions. Each percentage is based on the value or the number of shares, whichever is more restrictive. In addition, no shareholder of the Company may sell, transfer, assign, devise or otherwise dispose of Equity Shares if such a disposition would result in (i) Common Shares and/or Preferred Shares being owned by fewer than 100 shareholders; (ii) the Company's being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code; or (iii) the Company's failing to qualify as a REIT.

     Under the Charter, any attempted transfer of shares by a person, or other change in the capital structure of the Company, which would violate one of the limitations described above will cause the shares in excess of such limits (the "EXCESS SHARES") to be automatically transferred to a special trust for the benefit of a charitable beneficiary (a "SPECIAL TRUST") or, under certain circumstances, the transfer resulting in such violation will be deemed void AB INITIO. Upon any transfer that results in Excess Shares pursuant to the foregoing, such Excess

Shares will be deemed to have been transferred to the trustee of a Special Trust and will be considered issued and outstanding shares. The trustee of the Special Trust will be entitled to voting, dividend and other distribution rights on such Excess Shares, and any dividend or other distribution paid prior to the discovery by the Company that the Common and/or Preferred Shares have been transferred so as to be deemed Excess Shares must be repaid to the trustee of the Special Trust upon demand. The Board may waive the Ownership Limit or the Constructive Ownership Limit with respect to a particular shareholder if it is satisfied, based on the receipt of certain representations and undertakings from the Person seeking to own shares in excess of the Ownership Limit or the Constructive Ownership Limit, that such ownership in excess of the Ownership Limit will not jeopardize the Company's status as a REIT. Subject to certain limitations, the Board may from time to time increase or decrease the Ownership Limit or the Constructive Ownership Limit.

     Limiting the ownership of more than 5.0% of the outstanding Equity Shares and constructive ownership of more than 9.8% of the outstanding Equity Shares may (i) discourage a change of control of the Company; (ii) deter tender offers for Common Shares, which offers may be attractive to the Company's shareholders; or (iii) limit the opportunity for the Company's shareholders to receive a premium for the Common Shares that might otherwise exist if an investor attempted to assemble a block of Common Shares in excess of the Ownership Limit or the Constructive Ownership Limit or to effect a change of control of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS  MAY  INHIBIT  A  CHANGE  IN  CONTROL  OF THE
COMPANY

     Certain provisions of the Charter and the Bylaws of the Company may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of the Common Shares the opportunity to realize a premium over the then-prevailing market prices of the Common Shares. Such provisions include the requirements regarding the staggered terms of the Board and removal of trust managers set forth in the Charter and the advance notice requirements for certain shareholder proposals set forth in the Bylaws of the Company.

     Preferred Shares. The Charter permits the Board to issue up to 4.0 million preferred shares of beneficial interest, par value $0.01 per share ("PREFERRED SHARES"), and to establish the preferences and rights (including the right to vote and the right to convert into Common Shares) of any such Preferred Shares issued. Thus, the Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price of the Common Shares.

     OWNERSHIP LIMIT AND CONSTRUCTIVE OWNERSHIP LIMIT. The Ownership Limit and the Constructive Ownership Limit may also have the effect of precluding an acquisition of control of the Company without the approval of the Board. The Ownership Limit and the Constructive Ownership Limit might deter tender offers for Common Shares, which offers may be advantageous to the Company's shareholders, and might limit the opportunity for the Company's shareholders to receive a premium for the Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of the Ownership Limit or the Constructive Ownership Limit or otherwise effect a change of control of the Company.

     STAGGERED BOARD. The Board has three classes of trust managers, with the terms of one-third of the trust managers expiring each year. The affirmative vote of the holders of two-thirds of the Common Shares then outstanding and entitled to vote is required for the removal of trust managers, and such removal can be only for cause (as defined in the Charter).

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be required to investigate and clean up hazardous or toxic substances or petroleum products released on, under, in or emitting from such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for an allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances or the failure to remediate the contamination properly on such property may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, certain loan documents provide for recourse liability in connection with the presence of hazardous or toxic materials. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties or any properties it acquires in the future, the Company is potentially liable for such costs.

     Recently-enacted federal legislation requires owners and landlords of residential housing constructed prior to 1978 to disclose to potential residents or purchasers of the properties any known lead-paint hazards and will impose treble damages for failure to give the required notice. In addition, lead-based paint in any of the properties may result in lead poisoning in children residing in the property if chips or particles of lead-based paint are ingested, and the Company may be held liable under state laws for any injuries caused by ingestion of lead-based paint by children living at the properties.

     Certain environmental laws impose liability for release of asbestos-containing materials ("ACM's") into the air and third parties may seek recovery from owners or operators of real properties for personal injury suffered by reason of ACM's. On account of its ownership and operation of its properties, the Company, Grove Operating, L.P. and any partnership holding an interest in any of the Company's properties are potentially liable for such costs.

     No assurance can be given: (i) that existing environmental studies for the Company's properties reveal all environmental liabilities; (ii) that any prior owner thereof or resident therein did not and will not in the future create any environmental condition with material adverse consequences to the Company; or (iii) that future laws or regulations will not require any material expenditures by, or create any environmental liabilities for, the Company in the future.

POSSIBLE ADVERSE EFFECTS ON COMMON SHARE PRICE ARISING FROM SHARES AVAILABLE FOR CURRENT AND FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of Common Shares, including the Common Shares offered hereby, or the availability of such shares for future sale will have on the market price of the Common Shares. Sales of substantial amounts of Common Shares (including shares which might be issued upon a redemption of Common Units), or the perception that such sales would occur, may adversely affect prevailing market prices for the Common Shares. The Board has the authority, without shareholder approval, to issue additional Common Shares and other Equity Shares, or to cause Grove Operating, L.P. to issue additional Common Units or other classes of units of interest in Grove Operating, L.P. in any manner it deems appropriate, including in exchange for property. Shareholders of the Company will have no preemptive right to purchase shares or units issued in any such offerings, and any such offerings might cause a dilution of the shareholders' investment in the Company.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT SHAREHOLDER APPROVAL

     The Board will determine the Company's investment and financing policies, its growth strategy, and its debt, capitalization, distribution and operating policies. Although the Board has no present intention to revise or amend these strategies and policies, the Board may do so at any time without a vote of the Company's shareholders. Accordingly, the Company's shareholders will have no control over changes in strategies and policies of the Company, and such changes may not serve the interests of all the Company's shareholders and could adversely affect the Company's financial condition or results of operations.

     ISSUANCE OF ADDITIONAL SECURITIES. The Company has authority to offer its Common Shares or other equity or debt securities in exchange for property or otherwise. Similarly, the Company may cause Grove Operating, L.P. to offer additional Common Units or preferred units of Grove Operating, L.P., including offers in exchange for property to sellers who seek to defer certain of the tax consequences relating to a property transfer. Holders of Common Shares and Common Units have no preemptive right to acquire any such securities, and any such issuance of equity securities could result in dilution in a shareholder's investment in the Company.

     EFFECT ON HOLDERS OF COMMON SHARES OF AN ISSUANCE OF PREFERRED SHARES. The Board is empowered by the Company's Charter to designate and issue from time to time one or more classes or series of preferred shares without shareholder approval. The Board may determine the relative rights, preferences, and privileges of each class or series of preferred shares so issued. Because the Board has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders in any series or class of preferred shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of Common Shares.

     RISKS INVOLVED IN ACQUISITIONS THROUGH PARTNERSHIPS OR JOINT VENTURES. The Company has and may in the future invest in apartment properties through partnerships or joint ventures instead of purchasing apartment properties directly or through wholly-owned subsidiaries. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present in a direct acquisition of properties. These include the risk that the Company's co-venturer or partner might become bankrupt; a co-venturer or partner might at any time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company; and a co-venturer or partner might be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. There is no limitation in the Charter as to the amount of investment the Company may make in joint ventures or partnerships.

     RISKS INVOLVED IN INVESTMENTS IN SECURITIES RELATED TO REAL ESTATE. The Company has and may in the future pursue its investment objectives through the ownership of securities of entities engaged in the ownership of real estate. Ownership of such securities may not entitle the Company to control the ownership, operation and management of the underlying real estate. In addition, the Company may have no ability to control the distributions with respect to such securities, which may adversely affect the Company's ability to make distributions on the Common Shares. Furthermore, if the Company desires to control an issuer of securities, it may be prevented from doing so by the limitations on percentage ownership and gross income tests which must be satisfied by the Company in order for the Company to qualify as a REIT.
The Company intends to operate its business in a manner that will not require the Company to register under the Investment Company Act of 1940 and shareholders will therefore not have the protection of that Act.

     The Company may also invest in mortgages and may do so as a strategy for ultimately acquiring the underlying property. In general, investments in mortgages include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of the mortgaged property may be less than the principal amount of the mortgage note securing such property and the risk that interest rates payable on the mortgages may be lower than the Company's cost of funds to acquire these mortgages. In any of these events, cash available for distributions and the Company's ability to make distributions on the Common Shares could be adversely affected.

UNINSURED LOSS

     The Company carries comprehensive liability, fire, flood (where appropriate and available) and extended coverage insurance (excluding rental loss) with respect to its properties with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable or not economically insurable, such as those resulting from earthquakes, volcanoes, floods, tidal waves, explosion of water pipes, nuclear hazards, wars, civil disturbances and environmental matters. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its investment in and anticipated profits and cash flow from a property while it would continue to be obligated on any mortgage indebtedness or other financial obligations on such property. Any such loss would adversely affect the Company. Moreover, as the general partner of Grove Operating, L.P., the Company generally will be liable for any of Grove Operating, L.P.'s unsatisfied obligations other than non-recourse obligations. Similarly, as the general partner of other partnerships which hold certain of the Company's properties, Grove Operating, L.P. generally will be liable for any unsatisfied obligations of such partnerships other than non-recourse obligations.

ADVERSE CONSEQUENCES OF ELECTION TO REVOKE REIT ELECTION

     The Board has the authority to revoke the Company's REIT election at any time without shareholder approval. Although the Company currently intends to operate in a manner designed to continue to qualify as a REIT, the Company is aware that certain investors may question whether it is preferable for a company to elect to be taxed as a corporation that is not qualified as a REIT so that the entity is not required to distribute to shareholders 95% of its REIT taxable income. These investor preferences, as well as economic, market, legal, tax or other considerations, may cause the Board at some time in the future to revoke the Company's REIT election.

                               USE OF PROCEEDS

     The Common Shares subject to this Prospectus are being offered for the account of the Selling Shareholders. None of the proceeds from the sale of Common Shares offered hereby will be received by the Company.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

HISTORICAL RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR GROVE PROPERTY SERVICES LIMITED PARTNERSHIP AND PROPERTY PARTNERSHIPS FOR THE YEAR ENDED DECEMBER 31, 1996 , COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Burgundy Associates Limited Partnership acquired the Burgundy Studio Apartments ("BURGUNDY") in September 1995, increasing its portfolio by 102 apartment homes. In December 1995 the Nautilus Properties Limited Partnership acquired the Sandalwood Apartments ("SANDALWOOD") which was rebuilt during 1996. Construction was completed in October 1996. The total apartment homes included in the Partnership Properties were 1,495 at December 31, 1996 compared to 1,456 at December 31, 1995.

     Income before extraordinary items for Grove Property Services Limited Partnership and the Property Partnerships for the year ended December 31, 1996 increased $484,000 to $627,000 for the year ended December 31, 1996 from $143,000 for the year ended December 31, 1995. Net income decreased $1,702,000 to $627,000 for the year ended December 31, 1996 from $2,329,000 for the year ended December 31, 1995. The increase was due primarily to an increase in rental income of $941,000, a decrease in depreciation and amortization of $85,000, offset in part by an increase in other property operating expenses of $294,000, an increase in payroll of $135,000, an increase in general and administrative of $18,000, an increase in real estate taxes of $65,000, an increase in interest expense of $27,000 and a decrease in extraordinary item-gain on restructuring of debt of $2,186,000. The extraordinary item represents gains on restructuring of debt on various mortgages due to banks.

     Rental income for the Property Partnerships increased $941,000 to $12,906,000 in 1996 from $11,965,000 in 1995. The increase was due to the increase in total apartment homes discussed above, together with increases in rental rates. The weighted average rental rates for the multi-family residential Partnership Properties increased to $693 for the year ended December 31, 1996 from $677 for the year ended December 31, 1995. Economic occupancy for the Partnership Properties decreased to an aggregate weighted average of 96.7% for the year ended December 31, 1996 from an aggregate weighted average of 97.4% for the year ended December 31, 1995. Economic occupancy was 96.2% at December 31, 1996. The average physical occupancy of the commercial Partnership Properties increased to 97.9% for the year ended December 31, 1996 from 90.9% for the year ended December 31, 1995. The average rent per square foot for the commercial Partnership Properties increased to $1.00 for the year ended December 31, 1996 from $0.82 for the year ended December 31, 1995.

     Property management revenue for the Management Company decreased $696,000 to $777,000 in 1996, from $1,473,000 in 1995. The decrease was due primarily to a reclassification of $582,000 of brokerage fee income to other income and a decrease in third party management contracts.

     Interest and other income for Grove Property Services Limited Partnership and the Property Partnerships increased $693,000 to $1,138,000 in 1996 from $445,000 in 1995 primarily due to the reclassification of brokerage fees as discussed above and an increase in sales of condominiums at the Avonplace Condominiums.

     Other property operating expenses for Grove Property Services Limited Partnership and the Property Partnerships increased $294,000 to $3,212,000 in 1996 from $2,918,000 in 1995. The increase is due primarily to the additional expenses of the Burgundy and Sandalwood properties. As a percentage of rental revenue, allocated payroll and other property operating expenses were 44.2% for 1996, compared to 44.1% for 1995.

     Allocated payroll for Grove Property Services Limited Partnership and the Property Partnerships increased $135,000 to $2,493,000 in 1996 from $2,358,000 in 1995. The increase is due to the additional payroll from the

Burgundy and Sandalwood properties and the costs related to an increase in personnel of Grove Property Services Limited Partnership.

     Real estate taxes for the Property Partnerships increased $65,000 to $1,299,000 in 1996 from $1,234,000 in 1995, due primarily to an increase in the number of Partnership Properties owned by the Property Partnerships for 1996.

     Interest expense for Grove Property Services Limited Partnership and the Property Partnerships increased $27,000 to $3,856,000 in 1996 from $3,829,000 in 1995. The increase was primarily due to the increased debt levels relating to acquisitions and refinancings made by the Property Partnerships during 1996, offset by lower interest rates during 1996.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the Company's capital stock does not purport to be complete, and is qualified in its entirety by reference to the pertinent sections of the Company's Third Amended and Restated Declaration of Trust dated March 14, 1997 (the "CHARTER"), a copy of which is available upon request from the Company.

     The Company is a REIT. Rights of shareholders are governed by the Maryland Real Estate Investment Trust Act and related statutes (collectively, the "MARYLAND REIT ACT"), the Charter and the Company's Bylaws.

     COMMON SHARES IN GENERAL. The Charter provides that the Company may issue up to 14,000,000 shares of beneficial interest, consisting of 10,000,000 Common Shares and 4,000,000 Preferred Shares, par value $.01 (the "PREFERRED SHARES"). The Transfer Agent and Registrar for the Common Shares is The First National Bank of Boston.

     INDEMNIFICATION FOR, AND LIMITATION ON, LIABILITY. Both the Maryland REIT Act and the Charter provide that no shareholder will be personally liable for any obligation of the Company solely as a result of his, her or its status as a shareholder of the Company. The Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability for which the shareholder may become subject by reason of being or having been a shareholder, and that the Company shall pay or reimburse each shareholder for all legal and other expenses reasonably incurred in connection with any such claim or liability. In addition, it is the Company's policy that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it believes would be adequate, any risk of personal liability to shareholders is limited to a situation in which the Company's assets plus its insurance coverage would be insufficient to satisfy such claims against the shareholders.

     Under the Charter and the Company's Bylaws, the Company has similar indemnification obligations to the Company's trust managers and officers and to persons who, at the request of the Company, serve or have served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder or trustee to the maximum extent permitted by Maryland law as in effect from time to time unless
(a) such person's act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) such person actually receives an improper benefit or profit in money, property or services actually received or (c) in the case of a criminal proceeding, such person had reasonable cause to believe his or her act or omission was unlawful. The Charter further provides that, to the maximum extent permitted by Maryland law as in effect from time to time, no trust manager or officer is liable to the Company or any shareholder of the Company for money damages. Under the Maryland REIT Act, the provision of the Charter limiting the liability of trust managers and officers is not applicable (a) to the extent that it is proved that the trust manager or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) to the extent that a judgment or other final adjudication adverse to the trust manager or officer is entered in a proceeding based on a finding in the proceeding that such trust manager's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Indemnification of any such person by the Company may also be made in accordance with any indemnification agreement which the Company may enter into with such person.

     RIGHTS WITH RESPECT TO DIVIDENDS AND IN THE EVENT OF LIQUIDATION, DISSOLUTION OR WINDING-UP. All issued and outstanding Common Shares are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest (if any), holders of Common Shares are entitled to receive dividends if, as and when authorized and declared by the Board out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

      VOTING RIGHTS. Each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of trust managers, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess exclusive voting power. Shareholders have the right to vote only on the following matters: (a) the election or removal of trust managers, (b) the amendment of the Charter, (c) the voluntary dissolution or termination of the Company, (d) the reorganization of the Company and (e) the merger or consolidation of the Company or the sale or other disposition of all or substantially all of its assets. There is no cumulative voting in the election of trust managers, which means that the holders of a majority of the outstanding Common Shares can elect all of the trust managers then standing for election, and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trust managers. A declaration of trust may permit the trust managers to amend the declaration of trust by a two-thirds vote of the trust managers from time to time to qualify as a REIT under the Internal Revenue
Code or the Maryland REIT Act without the affirmative vote or written consent of the shareholders. The Charter permits such action by the Board.

     The Company's Bylaws contain provisions requiring shareholders to provide advance notice to the Company before presenting a nomination or bringing any other business before an annual meeting of the Company's shareholders. Such notice must be received by the Company not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meetings. Different timing requirements apply if the date of the annual meeting is more than 30 days before or 60 days after such first anniversary. The Company's Bylaws further specify information which must be included in any such notice. If a shareholder fails to comply with these procedures, any nomination or other business which the shareholder proposes to bring before the annual meeting will be considered not properly brought before the meeting.

     OTHER RIGHTS. Under the Maryland REIT Act and the Charter holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Charter regarding Excess Shares, and to any future classification of Common Shares (see "--Classification or Reclassification of Common Shares or Preferred Shares" and "--Preferred Shares in General"), Common Shares have equal voting, dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT Act, appraisal rights.

     PREFERRED SHARES IN GENERAL. Preferred Shares may by issued from time to time, in one or more series, as authorized by the Board. Prior to issuance of shares of each series, the Board is required by the Maryland REIT Act and the Charter to designate for each such series, subject to the provisions of the Charter regarding Excess Shares, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Common Shares might believe to be in their best interests or in connection with which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then market price of such Common Shares. As of the date hereof, no Preferred Shares are outstanding.

     CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES. Subject to the express terms of any series of Preferred Shares or any class of Common Shares then outstanding and to the provisions of the Charter regarding Excess Shares, the Charter authorizes the Board to increase or decrease the number of, alter the designation of or classify or reclassify any unissued shares by setting or changing, in any one or more respects, from time to time before issuing the shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any series or class of shares.

     RESTRICTIONS ON TRANSFER. In order for the Company to qualify as a REIT under the Internal Revenue Code, Equity Shares (I.E., Common Shares or Preferred Shares) must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding Equity Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified private pension plans) during the last half of a taxable year or during a proportionate part of a shorter taxable year.

     Because the Company expects to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of Equity Securities which are intended to assist the Company in complying with these requirements. The Charter provides that, subject to certain specified exceptions, (i) no person or entity (except for executive officers of the Company) may own more than 5.0%, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding Equity Shares (I.E., the Ownership Limit and the Constructive Ownership Limit, respectively) and no executive officer of the Company may, nor may the executive officers in the aggregate, own more than 20% of the outstanding Equity Shares (by number or value, whichever is the more restrictive) (the "EXECUTIVE OFFICER OWNERSHIP LIMIT"). The constructive ownership rules of the Internal Revenue Code are complex and may cause Equity Shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 5.0% or 20% of the Equity Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Equity Shares) by an individual or entity could nevertheless cause that individual, or another individual or entity, to own constructively in excess of 5.0% or 20% of the outstanding Equity Shares and thus subject such Equity Shares to the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be. The Board may, but in no event is required to, waive the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit with respect to a particular shareholder if it determines that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board may require undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

     The Charter further prohibits (a) a person from actually or constructively owning Equity Shares that would result in the Company's being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause the Company to fail to qualify as a REIT (including, but not limited to, ownership that would result in the Company's owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by the Company (either directly or through one or more partnerships) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code) and (b) any person from transferring Equity Shares if such transfer would result in Equity Shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire Equity Shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and to provide the Company with such other information as the

Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board determines that it is no longer in the best interest of the Company to attempt to quality, or to continue to qualify, as a REIT.

     The Charter provides that, if any purported transfer of Equity Shares or any other event would otherwise result in any person's violating the Ownership Limit, the Constructive Ownership Limit, the Executive Officer Ownership Limit or the Charter, then, unless the Board has waived compliance with the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be, any such purported transfer will be void AB INITIO and of no force or effect with respect to the purported transferee (the "PROHIBITED TRANSFEREE") as to that number of Equity Shares in excess of the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be, and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Equity Shares in excess of the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be (the "PROHIBITED OWNER") shall cease to own any right or interest) in such Equity Shares. Any such Equity Shares described above will be transferred automatically, by operation of law, to a Special Trust (the "SPECIAL TRUST"), the beneficiary of which will be a qualified charitable organization selected by the Company (the "BENEFICIARY").

     Any automatic transfer described in the preceding paragraph shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Company of the transfer of Equity Shares to the Special Trust, the trustee of the Special Trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner (the "SPECIAL TRUSTEE") will be required to sell such shares to a person or entity who could own such shares without violating the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Equity Shares or the net sales proceeds received by the Special Trust for such Equity Shares.

     In the case of any Equity Shares in excess of the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be, resulting from an event other than a transfer, or from a transfer for no consideration (such as a gift), the Special Trustee will be required to sell such Equity Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Equity Shares as of the date of such event or the sale proceeds received by the Special Trust for such Equity Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale by the Special Trust of any Equity Shares in excess of the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, the Special Trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Equity Shares. Subject to Maryland law, effective as of the date that such Equity Shares have been transferred to the Special Trust, the Special Trustee shall have the authority (at the Special Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that such Equity Shares have been transferred to the Special Trustee and (ii) to recast such vote in accordance with the desires of the Special Trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible action, then the Special Trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to the Special Trust as described above) will be required to be repaid to the Special Trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the Special Trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, the Constructive Ownership Limit or the Executive Officer Ownership Limit, as the case may be, then the Charter provides that the transfer of the Equity Shares will be void.

    In addition, Equity Shares held in the Special Trust shall be deemed to have been offered for sale to the Company or its designee, at a price per Equity Share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date the Company or its designee accepts such offer. The Company shall have the right to accept such offer until the Special Trustee has sold the Equity Shares held in the Special Trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate, and the Special Trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner, as the case may be and any dividends or distributions held by the Special Trustee with respect to such Equity Shares shall thereupon be paid to the Beneficiary.

     All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

     Each shareholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Common Shares as the Board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT. These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

     REPORTS. Shareholders will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                             SELLING SHAREHOLDERS

     The following table sets forth, as of September 25, 1997, (i) the names of the Selling Shareholders and any position, office or other material relationship with the Company, its predecessors or affiliates, within the past three years; (ii) the number of Common Shares currently owned by the Selling Shareholders; (iii) the maximum number of Common Shares to be offered and sold by the Selling Shareholders; and (iv) the number of Common Shares to be owned after the sale assuming the sale of all Common Shares offered hereby. This information is based on data furnished to the Company by or on behalf of the Selling Shareholders.

                                                                                                            Common
                                                                                                         Shares to be
                                              Common Shares                 Common Shares to              Owned After
                Name                         Currently Owned                   be Offered                    Sale
-------------------------------------   -------------------------       -------------------------      ----------------
Dr. C.V. Alexander, Jr.                           60,732                        60,732                          0
Bruce and Deborah Seltzer                         3,813                         3,813                           0
Dr. Edward Benjamin                               2,942                         2,942                           0
Robert D. Carl, III                               20,809                        20,809                          0
Jody and Edith Chapnick                           37,475                        37,475                          0
Mr. Keith Cich                                    7,626                         7,626                           0
Dr. Steven Cohen                                  16,288                        16,288                          0
Wasdale Trust FBO David S. Collins                11,242                        11,242                          0
Rosset Trust FBO Holiday Collins                  11,242                        11,242                          0
Philip B. Crosby Revocable Trust                  7,626                         7,626                           0
John Dale                                         3,813                         3,813                           0
The Gerald Entine 1988 Family Trust               15,253                        15,253                          0
Mark Epstein                                      2,235                         2,235                           0
Dr. Alan S. Friedman                              7,626                         7,626                           0
Holiday Trust FBO Holiday Collins                 7,495                         7,495                           0
  David Collins Trustee
Dr. John S. Jaffe                                 22,222                        22,222                          0
Dr. Terry A. Johnston                             3,490                         3,490                           0
Lion Castle Trust FBO Jennifer                    7,495                         7,495                           0
  Collins, David Collins Trustee
Andrew L. Nichols                                 7,626                         7,626                           0
Dr. Marc R. Peck                                  3,468                         3,468                           0
Donald E. Procknow                                2,777                         2,777                           0
Larry and Nancy Roth                              7,626                         7,626                           0
Judith K. Seltzer                                 10,404                        10,404                          0
Dr. Alan Simpson                                  3,468                         3,468                           0
Mr. Charles Smith                                 7,626                         7,626                           0
Robert and Mary Soleau                            3,813                         3,813                           0
Dr. Charles S. Walkoff                            15,253                        15,253                          0
Ronald Altman                                     16,666                        16,666                          0
Henry W. Berinstein                               5,555                         5,555                           0
Ronney A. Berinstein                              13,900                        13,900                          0
Bendor Management LTD                             8,335                         8,335                           0
Ann N. Berinstein                                 5,000                         5,000                           0
Estate of Benjamin M. Berinstein -                1,115                         1,115                           0
  Trust "A", William P. Berinstein,
  Trustee
ANB Enterprises Corporation                       2,800                         2,800                           0

                                                                                                            Common
                                                                                                         Shares to be
                                              Common Shares                 Common Shares to              Owned After
                Name                         Currently Owned                   be Offered                    Sale
-------------------------------------   -------------------------       -------------------------      ----------------
Martin Bernstein                                  20,000                        20,000                          0
Rory A, Brown                                     188,888                       188,888                         0
William J. Connors                                20,000                        20,000                          0
Dr. Karen Cooper                                  5,555                         5,555                           0
Arthur S. DeMoss Foundation                       188,888                       188,888                         0
Millenco, LP                                      188,888                       188,888                         0
Englander Specialist Corp.                        111,111                       111,111                         0
Terry Feeney                                      1,111                         1,111                           0
Norman M. Feinberg                                22,222                        22,222                          0
N. Scott and Cathy M. Fine JT/WROS                27,777                        27,777                          0
William A. and Susan Stafford Jolly               27,777                        27,777                          0
   JT/WROS
Richard S. Frary                                  11,111                        11,111                          0
GT Special Situations, L.P.                       166,666                       166,666                         0
Brett Hildebrand                                  22,222                        22,222                          0
Richard B. Jennings                               22,222                        22,222                          0
LKCM Investment Partnership                       111,111                       111,111                         0
James D. Lackie                                   11,111                        11,111                          0
Taylor M. and Margaret C. Lackie                  11,111                        11,111                          0
  Trust William M. Vaughan, Jr.
  Trustee
Carol Lamberg                                     11,111                        11,111                          0
Arthur W. Langel                                  22,222                        22,222                          0
Jodie E. Langel                                   2,777                         2,777                           0
David M. McGrath                                  11,111                        11,111                          0
Benjamin W. and Kelly K. Navarro                  35,555                        35,555                          0
Ralph B. Paterline                                5,555                         5,555                           0
Dennis B. Poster                                  15,698                        15,698                          0
Joan Poster                                       11,111                        11,111                          0
Meredith Poster                                   5,555                         5,555                           0
Cynthia Poster                                    5,555                         5,555                           0
The Trust U/W/O Dora Aronson, FBO                 5,555                         5,555                           0
Audrey Aronson, Dennis B. Poster,
  Trustee
Aronson Family Trust                              11,111                        11,111                          0
D.J. Nordquist                                    5,555                         5,555                           0
Matthew W. Quigley                                15,000                        15,000                          0
Victor P. Serodino                                11,111                        11,111                          0
Elizabeth Shuldiner Revocable Trust               5,600                         5,600                           0
  UA 3/20/90
Kenneth W. Slutsky                                22,000                        22,000                          0
Mary Kim McMillan                                 16,000                        16,000                          0
National Fire and Casualty                        22,000                        22,000                          0
Ashmont Insurance Co., LTD                        44,000                        44,000                          0
Frank L. Flautt, Jr. Equity                       22,000                        22,000                          0
Flautt Family Foundation, Inc.                    11,000                        11,000                          0
Kyhler Investments L.P. 1994                      11,000                        11,000                          0
Kyhler Investments 85-I                           16,000                        16,000                          0
Cliffwood Equity Fund, L.P.                       75,000                        75,000                          0
Cliffwood Real Estate Equity Fund LTD             91,800                        91,800                          0

                                                                                                            Common
                                                                                                         Shares to be
                                              Common Shares                 Common Shares to              Owned After
                Name                         Currently Owned                   be Offered                    Sale
-------------------------------------   -------------------------       -------------------------      ----------------
Frank Varallo                                     8,333                         8,333                           0
Babette B. Weksler                                11,111                        11,111                          0
Stuzin Family Partnership, Ltd.                   50,000                        50,000                          0
Charles B. Stuzin, Declaration of Trust           33,335                        33,335                          0
Stuzin Associates, Ltd.                           16,665                        16,665                          0
L.A. & C. Limited Partnership                     11,110                        11,110                          0
Oregon Investment Council Acting on               391,392                       391,392                         0
  Behalf of Oregon Public Employees'
  Retirement Fund Under Authority
  Of Oregon Revised Statutes Section
  293.741 By Its Agent ABKB/LaSalle
  Securities Limited

Stichting Pensionenfonds ABP                      197,121                       197,121                         0
Stichting Bedrijfspensionenfonds                  10,000                        10,000                          0
  voor de Metaalinjverheid
Morgan Stanley & Co.                              70,707                        70,707                          0
Atwell                                            499,950                       499,950                         0

                              PLAN OF DISTRIBUTION

     The Common Shares offered hereby were issued by the Company to the Selling Shareholders in transactions which were exempt from the registration requirements of the Securities Act, and the Registration Statement has been filed pursuant to a Registration Rights Agreement with the Selling Shareholders dated March 14, 1997.

      The Common Shares offered hereby may be offered for sale and sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, within three years after the effective date of the Registration Statement of which this Prospectus is a part or, if shorter, the holding period under Rule 144(k) promulgated under the Securities Act for persons who are not affiliates of the Company. The Selling Shareholders, or such pledgees, donees, transferees or other successors in interest, will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the American Stock Exchange or otherwise, at prevailing prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions.

     The manner in which the Common Shares may be sold include, without limitation, the following: (a) block trades in which the broker-dealer(s) engaged by any of the Selling Shareholders will attempt to sell Common Shares as agent but may position or resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer(s) as principals and resale by such broker-dealer(s) for their account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions; and (e) as otherwise determined by any of the Selling Shareholders. In effecting sales, broker-dealers engaged by any of the Selling Shareholders may arrange for other broker-dealers to participate.

     In order to comply with the securities laws of certain states, if applicable, the Common Shares offered hereby may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

     The Selling Shareholders and any brokers, dealers, agents or underwriters who participate in the sale of the Common Shares offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any such brokers, dealers, agents or underwriters, in addition to any profits received on resale of the Common Shares offered hereby, if any such broker, dealer or agent should purchase any Common Shares offered hereby as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Shares may not simultaneously engage in market making activities with respect to the Common Shares of the Company for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Shares by the Selling Shareholders.

     The Company will not receive any part of the proceeds from the sale of the Common Shares offered hereby. The Selling Shareholders will pay all applicable brokerage commissions, stock transfer taxes and the fees of Selling Shareholders' counsel in connection with the offer and sale of the Common Shares offered hereby by the Selling Shareholders. The Company will bear all other expenses in connection with the offering and sale of the Common Shares offered hereby, including, without limitation, all registration and filing fees, printing, messenger and delivery fees, and legal and accounting fees and expenses. The Company is not obligated to bear and will not bear any underwriting discounts or commissions relating to the use by the Selling Shareholders of an underwriter in connection with the disposition of Common Shares offered hereby.

     There can be no assurances that the Selling Shareholders will sell any or all of the Common Shares offered hereby. The Common Shares offered hereby also may be sold pursuant to an available exemption from the registration requirements of the Securities Act, including, without limitation, Rule 144 promulgated thereunder. The sale of Common Shares by "affiliates" (as defined in Rule 144(a) under the Securities Act) are subject to the volume and manner of sale restrictions set forth in Rule 144.

                                 LEGAL OPINION

     Certain legal matters with respect to the Registration Statement have been passed upon for the Company by Cummings & Lockwood, Stamford, Connecticut 06904-0120. The validity of the Common Shares offered hereby has been passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland 21201-0489.

                                   EXPERTS

     The audited financial statements of the Grove Property Trust at December 31, 1996, and for each of the two years in the period ended December 31, 1996, the combined balance sheet of Grove Property Services Limited Partnership and Property Partnerships at December 31, 1996, and the related combined statements of income, owners' equity and cash flows for the year ended December 31, 1996 and the combined statements of revenues and certain expenses of the, (i) September 1997 Property Acquisitions and (ii) Pending 1997 Property Acquisitions, for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Grove Property Services Limited Partnership and Property Partnerships at December 31, 1995 and for each of the two years in the period ended December 31, 1995, the balance sheet of Grove Operating, L.P. at November 4, 1996 and the financial statements of Grove Cambridge Associates Limited Partnership at December 31, 1995 and for the year ended December 31, 1995, appearing in the Company's definitive Proxy Statement dated February 13, 1997, and the statements of revenues and certain expenses of the: (i) Four Winds Apartments for the period September 28, 1995 to December 31, 1995 and for the year ended December 31, 1996, (ii) Brooksyde Apartments for the periods January 1, 1995 to September 30, 1995, October 1, 1995 to December 31, 1995 and the year ended December 31, 1996, (iii) Rivers Bend Apartments for the years ended December 31, 1995 and 1996 and (iv) Greenfield Village Apartments for the years ended December 31, 1995 and 1996, appearing in the Grove Property Trust's Current Reports on Form 8-K dated May 30, 1997 and July 2, 1997, both as amended, and all as incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             INDEX TO FINANCIAL STATEMENTS
                                                                         PAGES
                                                                         -----
GROVE PROPERTY TRUST (formerly known as Grove Real Estate Asset Trust)

Pro Forma Financial Statements (Unaudited):

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1997........F-2
Notes to Pro Forma Condensed Consolidated Balance Sheet...................F-4
Pro Forma Condensed Consolidated Statements of Income for
  the Six Months Ended June 30, 1997 and the Year Ended
  December 31, 1996.......................................................F-5
Notes to the Pro Forma Condensed Consolidated Statements of Income........F-8

Historical Financial Statements:

Report of Independent Auditors............................................F-11
Consolidated Balance Sheet as of December 31, 1996........................F-12
Statements of Income for the Years Ended December 31, 1996 and 1995.......F-13
Statements of Change in Shareholders' Equity for the Years
  Ended December 31, 1996 and 1995........................................F-14
Statements of Cash Flows for the Years Ended December 31, 1996 and 1995...F-15
Notes to the Financial Statements.........................................F-16

GROVE PROPERTY SERVICES LIMITED PARTNERSHIP AND PROPERTY PARTNERSHIPS

Combined Financial Statements:

Report of Independent Auditors............................................F-27
Combined Balance Sheet as of December 31, 1996............................F-28
Combined Statement of Income for the Year Ended December 31, 1996.........F-29
Combined Statement of Changes in Owners' Equity for the Year Ended
  December 31, 1996.......................................................F-30
Combined Statement of Cash Flows for the Year Ended December 31, 1996.....F-31
Notes to the Combined Financial Statements................................F-32

SEPTEMBER 1997 PROPERTY ACQUISITIONS

Combined Financial Statements:

Report of Independent Auditors............................................F-38
Combined Statements of Revenues and Certain Expenses for the
  Years Ended December 31, 1996 and 1995 and for the six
  months ended June 30, 1997 (Unaudited)..................................F-39
Notes to the Combined Statements of Revenues and Certain Expenses.........F-40

PENDING 1997 PROPERTY ACQUISITIONS

Combined Financial Statements:

Report of Independent Auditors............................................F-42
Combined Statements of Revenues and Certain Expenses for the
  Years Ended December 31, 1996 and 1995 and for the six
  months ended June 30, 1997 (Unaudited)..................................F-43
 Notes to the Combined Statements of Revenues and Certain Expenses........F-44

                              Grove Property Trust

                 Pro Forma Condensed Consolidated Balance Sheet

                                 June 30, 1997
                                  (Unaudited)


This unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if: (i) acquisitions completed or expected to be completed after June 30, 1997, had occurred on June 30, 1997, and (ii) the Company used borrowings under the new Revolving Credit Facility, issued Operating Partnership Units and/or used working capital to purchase such properties. The unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with the Combined Financial Statements of Grove Property Services Limited Partnership and Property Partnerships, Grove Property Trust (F/K/A Grove Real Estate Asset Trust), September 1997 Property Acquisitions, Pending 1997 Property Acquisitions and financial statements of other properties acquired during 1997 and Notes thereto included elsewhere or incorporated by reference into this Registration Statement. In management's opinion, all adjustments necessary to present fairly the effects of the above mentioned transactions have been made.

The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of the Company's future results.

                                                June 30, 1997
                               -----------------------------------------------
                                  Historical     Post June 30,
                                    Grove            1997
                                Property Trust   Acquisitions     Pro Forma
                                     (A)              (B)        Consolidated
                               -----------------------------------------------
                                               (In thousands)
ASSETS
Real estate, net                $ 86,951         $ 24,927          $ 111,878
Cash and cash equivalents          1,762             (857)               905
Resident security deposits         1,170                -              1,170
Deferred costs, net                1,877                -              1,877
Due from affiliates                  675                -                675
Other assets                         527                -                527
                               -----------------------------------------------
Total assets                    $ 92,962         $ 24,070          $ 117,032
                               ===============================================



SEE ACCOMPANYING NOTES.

                              Grove Property Trust

                                  (Unaudited)


                                                                  June 30, 1997
                                                ----------------------------------------------
                                                   Historical     Post June 30,
                                                     Grove            1997
                                                 Property Trust   Acquisitions     Pro Forma
                                                      (A)              (B)        Consolidated
                                                 ----------------------------------------------
                                                                 (In thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage notes payable                             $ 44,028          $ 9,772         $ 53,800
Revolving credit facility                             1,825            8,271           10,096
Accounts payable and other liabilities                1,421              900            2,321
Due to affiliates                                        88              200              288
Resident security deposits                            1,170                -            1,170
Dividends payable                                     1,169                -            1,169
                                                 ----------------------------------------------
Total liabilities                                    49,701           19,143           68,844

Minority interest in consolidated partnerships        4,891                -            4,891
Minority interest in operating partnership           16,109            4,927           21,036

Shareholders' equity:
  Common shares                                          40                -               40
  Additional paid-in capital                         22,887                -           22,887
  Distributions in excess of earnings                  (666)               -             (666)
                                                 ----------------------------------------------
Total shareholders' equity                           22,261                -           22,261
                                                 ----------------------------------------------
Total liabilities and shareholders' equity         $ 92,962         $ 24,070        $ 117,032
                                                 ==============================================



SEE ACCOMPANYING NOTES.

                              Grove Property Trust

            Notes to Pro Forma Condensed Consolidated Balance Sheet

                                 June 30, 1997

                                  (Unaudited)


(A) Balance sheet data was derived from the Grove Property Trust financial statements incorporated by reference into this Registration Statement.

(B) Balance sheet data reflects the following property acquisitions which were consummated by the Company after June 30, 1997 or are under contract to be acquired as follows (in thousands):



                                                                                         Method Of Payment
                                                                       -------------------------------------------------
                                                                         Available
                                                                          Cash or
                                Number of   Date Acquired or             Assumption   Revolving
                                 Units or    Expected to be   Purchase   of Current    Credit    Assumption   Value of
Properties        Location      Square Feet     Acquired      Price(3)   Liabilities  Facility     Of Debt   OP Units(1)
------------------------------------------------------------------------------------------------------------------------
1. Greenfield     Rocky Hill, CT   126        July 1, 1997    $ 4,282     $      -    $ 4,282    $     -      $     -
2. Glastonbury    Glastonbury, CT  104        September 1,      5,254          200        197      4,423          434
                                                1997
3. Summit and
   Birch Hill     Farmington, CT   184        September 1,     10,313        1,100        851      5,349        3,013
   (2 properties)                               1997
4. Corner Block
   and The Wharf
  (2 properties)(4) Edgartown, MA 16,427 sq   November 1997(2)  4,421            -      2,941          -        1,480
                                   ft
                                                             ---------------------------------------------------------
                                                               24,270        1,300      8,271      9,772        4,927
Acquisition costs                                                 657          657          -          -            -
                                                             ---------------------------------------------------------
                                                             $ 24,927      $ 1,957    $ 8,271    $ 9,772      $ 4,927
                                                             =========================================================

(1) OP Unit Holders are represented on the accompanying pro forma condensed consolidated balance sheet as "minority interest in operating partnership." The value ascribed to the OP Units for the September transactions was actual amounts ($10.50 per unit) and it was assumed that the value of each OP Unit was $10.50 with respect to the pending acquisitions.
(2) Pending acquisitions under contract.
(3) Based on actual amounts for Properties 1 through 3 and expected amount for pending acquisitions. The Company assumed all acquisition costs were paid with cash available at June 30, 1997.
(4) These Properties are retail centers.

                              Grove Property Trust

             Pro Forma Condensed Consolidated Statements of Income

                                  (Unaudited)


These unaudited Pro Forma Condensed Consolidated Statements of Income are presented as if (i) the Company had acquired Grove Property Services Limited Partnership and Property Partnerships and other properties which were acquired or are contracted to be acquired in November 1997 as of January 1, 1996 and
(ii) the Consolidation Transactions, including the New Equity Investment and Refinancings, all as defined and described elsewhere in this Registration Statement or incorporated by reference herein had occurred as of January 1, 1996. The unaudited Pro Forma Condensed Consolidated Statements of Income should be read in conjunction with the Consolidated Financial Statements of the Company, Combined Financial Statements of Grove Property Services Limited Partnership and Property Partnerships, September 1997 Property Acquisitions, Pending 1997 Property Acquisitions and financial statements of other properties acquired during 1997 and Notes thereto included elsewhere in, or incorporated by reference into, this Registration Statement. In management's opinion, all adjustments necessary to present fairly the effects of the above mentioned transactions have been made.

The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it indicative of the Company's future results.


                                            Grove Property Trust

                       Pro Forma Condensed Consolidated Statements of Income (continued)

                                                 (Unaudited)


                                                        Six Months Ended June 30, 1997
                               --------------------------------------------------------------------------------
                                 Historical                                       Management
                                  Company      Acquisitions       Pro Forma         Company        Pro Forma
                                    (A)             (B)          Adjustments      Adjustments     Consolidated
                               --------------------------------------------------------------------------------
                                                                 (In thousands)
Revenues:
Rental income                    $ 5,438         $ 6,516          $     -         $   (4) (G)        $11,950
Property management                  218             340                -           (338) (H)            220
Interest and other                   128             273                -             (9) (G)            392
                               --------------------------------------------------------------------------------
Total revenue                      5,784           7,129                -           (351)             12,562
                               --------------------------------------------------------------------------------

Expenses:
Related party management fees         22             316                -           (338) (H)              -
Real estate taxes                    542             708                -              -               1,250
Other property operating           1,964           2,853                -           (115) (G)
                                                                                    (109) (G)          4,593
General and administrative           347              36               30 (F)        109  (G)
                                                                                     144  (G)            666
                               --------------------------------------------------------------------------------
Total expenses                     2,875            3,913              30           (309)              6,509
                               --------------------------------------------------------------------------------
Net operating income               2,909            3,216             (30)           (42)              6,053
Interest                             777              857             398 (C)          -               2,032
Depreciation and                   1,155              617              (9)(D)
  amortization                                                        789 (E)          -               2,552
                               --------------------------------------------------------------------------------
Income before minority
  interests                          977            1,742          (1,208)           (42)              1,469
Minority interest in
  earnings of consolidated            49               90               -              -                 139
  partnerships
Minority interest in
  earnings of Operating              314                -             260 (J)          -                 574
  Partnership
                               --------------------------------------------------------------------------------
Net income                       $   614          $ 1,652         $(1,468)        $  (42)            $   756
                               ================================================================================


SEE ACCOMPANYING NOTES.

                              Grove Property Trust

       Pro Forma Condensed Consolidated Statements of Income (continued)

                                  (Unaudited)


                                                          Year Ended December 31, 1996
                               --------------------------------------------------------------------------------
                                 Historical                                        Management
                                  Company      Acquisitions       Pro Forma          Company         Pro Forma
                                    (A)             (B)          Adjustments       Adjustments     Consolidated
                               --------------------------------------------------------------------------------
                                                                 (In thousands)
Revenues:
Rental income                   $ 2,046          $20,888           $     -         $    (18)(G)       $22,916
Property management                   -              777                 -             (396)(H)           381
Interest and other                   36            1,249              (138) (G)        (398)(G)
                                                                                       (100)(I)           649
                               --------------------------------------------------------------------------------
Total revenue                     2,082           22,914              (138)            (912)           23,946
                               --------------------------------------------------------------------------------

Expenses:
Related party management fees       109              287                 -             (396) (H)            -
Real estate taxes                   208            2,328                 -                -             2,536
Other property operating            656            8,601                 -             (528)(G)
                                                                                       (488)(G)         8,241
General and administrative           67              344               120 (F)          528 (G)
                                                                                        239 (G)         1,298
                               --------------------------------------------------------------------------------
Total expenses                    1,040           11,560               120             (645)           12,075
                               --------------------------------------------------------------------------------
Net operating income              1,042           11,354              (258)            (267)           11,871
Interest                            394            3,813               165 (C)            -             4,372
Depreciation and                    387            3,011               (45)(D)
  amortization                                                       1,736 (E)            -             5,089
                               --------------------------------------------------------------------------------

Income before minority              261            4,530            (2,114)            (267)            2,410
  interests
Minority interest in
  earnings of consolidated            -              157                 -                -               157
  partnerships
Minority interest in
  earnings of Operating               -                -               973 (J)            -               973
  Partnership
                               --------------------------------------------------------------------------------
Net income                      $   261          $ 4,373          $ (3,087)        $   (267)          $ 1,280
                               ================================================================================

SEE ACCOMPANYING NOTES.

                              Grove Property Trust

         Notes to Pro Forma Condensed Consolidated Statements of Income

                                  (Unaudited)
                                 (In thousands)


(A) Historical results of operations data were derived from the financial statements appearing elsewhere in or incorporated by reference into this Registration Statement.

(B) The historical financial statements of the Company contain results of operations data for the properties below from the date of acquisition to the end of the respective period. The results of operations from the beginning of the respective period to the acquisition date is included in this column.

                                                  DATE ACQUIRED OR EXPECTED TO
PROPERTY/ENTITY                                            BE ACQUIRED
----------------------------------------------    ----------------------------
1.  Cambridge                                           January 12, 1996
2.  Grove Property Services Limited
    Partnership and Property Partnerships (20
    properties and management company)(2)               March 14, 1997
3.  Four Winds                                          June 1, 1997
4.  Brooksyde                                           June 1, 1997
5.  River's Bend                                        June 1, 1997
6.  Greenfield                                          July 1, 1997
7.  Glastonbury                                         September 1, 1997
8.  Summit and Birch Hill (2 properties)                September 1, 1997
9.  Corner Block and The Wharf (2 properties)           November 1997(1)

-------------------------
(1)  Pending acquisitions under contract.
(2) The historical financial statements for the year ended December 31, 1996, contained elsewhere in this Registration Statement include a property (Talcott Forest) which was not included in the Consolidation Transactions and has been omitted herein.

(C)  Represents the following:
                                                 SIX MONTHS       YEAR ENDED
                                                    ENDED        DECEMBER 31,
                                                JUNE 30, 1997        1996
                                                ------------------------------
     Pro forma interest expense on
       refinanced debt and the new
       Revolving Credit Facility                   $ 1,135         $ 3,340
     Historical interest expense on
       refinanced debt                                (737)         (3,175)
                                                ------------------------------
                                                   $   398         $   165
                                                ==============================

                              Grove Property Trust

                                  (Unaudited)
                                 (In thousands)


Pro forma interest expense is based on rates ranging from 6.5% per annum to 8.3% per annum. Assumes proceeds of $30 million were received by the Company in connection with the New Equity Investment at the beginning of the respective periods and that the remaining cash requirements were drawn down from the new Revolving Credit Facility or working capital.

(D)  Represents the following:
                                                 SIX MONTHS       YEAR ENDED
                                                    ENDED        DECEMBER 31,
                                                JUNE 30, 1997        1996
                                                ------------------------------
     Pro forma deferred financing
       amortization costs on new or
       refinanced loans                            $     28        $    132
     Historical deferred financing
       amortization costs on refinanced
       loans or loans retired early                     (37)           (177)
                                                ------------------------------
                                                   $     (9)       $    (45)
                                                ==============================

(E) Represents adjustment to record depreciation on the excess of the purchase price relating to the purchase of certain partnership interests from partners, over the net book amount and for properties acquired during or after the six months ended June 30, 1997, to the extent depreciation was not reflected in the historical financial statements.

(F) Represents adjustment to record compensation expense in 1996 associated with the Deferred Stock Grants granted to Executive Officers in connection with the consummation of the Consolidation Transactions, pursuant to the 1996 Plan. The historical Company Statement of income reflects the compensation expense.

(G) Represents adjustments to: (i) exclude certain non-recurring revenues and expenses of Grove Property Services Limited Partnership attributable to brokerage and other services and sales of apartment units, (ii) reclassify certain expenses historically classified by Grove Property Services Limited Partnership as property management expenses to general and administrative expenses and (iii) increase general and administrative expenses to reflect the higher cost of operating the Company after the Consolidation Transactions, as follows:

                              Grove Property Trust

   Notes to Pro Forma Condensed Consolidated Statements of Income (continued)

                                  (Unaudited)
                       (In thousands, except share data)


                                                 SIX MONTHS       YEAR ENDED
                                                    ENDED        DECEMBER 31,
                                                JUNE 30, 1997        1996
                                                ------------------------------
     Brokerage services - revenue                 $      9         $   398
                        - expenses                     115             488
     Non-recurring revenues                              4              18
     Reclassification of other property
       operating to general and administrative         109             528
     Increase in general and administrative            144             239
     Gain on sale of apartments                          -             138

(H)  Elimination of intercompany management fees.

(I)  Elimination of non-recurring commission received from an affiliate.

(J) Based upon 3,035,302 Operating Partnership Units to be owned by Limited Partners and 3,953,829 Common Shares (Operating Partnership Units are exchangeable on a one-for-one basis into Common Shares) assumed to be outstanding as follows:

                                                                   OPERATING
                                                                  PARTNERSHIP
                                                 COMMON SHARES       UNITS
                                                 ----------------------------
    Grove Property Trust at December 31, 1996         620,102             -
    New Equity in March 1997                        3,333,333             -
    Consolidation Transactions in March 1997:
      affiliates                                            -       909,115
      non-affiliates                                        -     1,205,324
    June 1997 acquisitions                                  -       420,183
    Exercise of stock options in May 1997                 394             -
    September 1997 acquisitions                             -       328,332
    November 1997 pending acquisitions                      -       140,952(1)
                                                 ----------------------------
                                                    3,953,829     3,003,906
                                                 ============================
                                                       56.83%        43.17%
                                                 ============================

    (1) Estimated assuming the value of each Operating Partnership Unit is $10.50, which represents the value of the OP Units stated in the contract.

                         Report of Independent Auditors

The Shareholders and Board of Trust Managers
Grove Property Trust

We have audited the accompanying consolidated balance sheet of Grove Property Trust (formerly known as Grove Real Estate Asset Trust) as of December 31, 1996, and the related statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grove Real Estate Asset Trust as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                                         /s/ERNST & YOUNG LLP
                                         ERNST & YOUNG LLP

New York, New York
September 2, 1997

                            Grove Property Trust

                         Consolidated Balance Sheet
                       (In thousands, except share data)


                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
ASSETS
Real estate assets
  Land                                                             $      920
  Buildings and improvements                                            8,528
  Furniture, fixtures and equipment                                       350
                                                                  ------------
                                                                        9,798
  Less accumulated depreciation                                        (1,050)
                                                                  ------------
Net real estate assets                                                  8,748

Cash and cash equivalents                                                 381
Cash - resident security deposits                                         158
Deferred charges, net of accumulated amortization
  of $6                                                                   223
Other assets                                                               11
                                                                  ------------

Total assets                                                       $    9,521
                                                                  ============

LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:
  Mortgage notes payable                                           $    5,669
  Accounts payable, accrued expenses and other liabilities                 72
  Due to affiliates                                                        19
  Resident security deposits                                              157
  Dividends payable                                                       121
                                                                  ------------

Total liabilities                                                  $    6,038
                                                                  ------------

Commitments and subsequent events                                           -

Shareholder's equity:
  Preferred shares, $.01 par value per share,
  4,000,000 shares authorized; no shares issued or outstanding              -
  Common shares, $.01 par value per share, 10,000,000 shares
    authorized; 620,102 shares issued and outstanding                       6
  Additional paid-in capital                                            3,912
  Distribution in excess of earnings                                     (435)
                                                                  ------------

Total shareholder's equity                                              3,483
                                                                  ------------

Total liabilities and shareholders' equity                         $    9,521
                                                                  ============

SEE ACCOMPANYING NOTES.

                            Grove Property Trust

                            Statements of Income
                       (In thousands, except share data)

                                                       YEAR ENDED DECEMBER 31,
                                                          1996         1995
                                                       -----------------------
Revenue:
  Rental income                                         $   2,046    $   1,287
  Interest and other income                                    36           30
                                                       -----------------------
  Total revenues                                            2,082        1,317
                                                       -----------------------

Expenses:
  Property operating and maintenance                          656          406
  Real estate taxes                                           208          148
  Related party management fees                               109           67
  General and administrative                                   67           56
                                                       -----------------------
Total expenses                                              1,040          677
                                                       -----------------------

                                                            1,042          640

Interest expense                                              394           85
Depreciation and amortization                                 387          217
                                                       -----------------------

Net income                                              $     261    $     338
                                                       =======================

Net income per common share                             $    0.42    $    0.55
                                                       =======================

Weight average number of common shares
  outstanding during the year                             620,102      620,102
                                                       =======================


SEE ACCOMPANYING NOTES.

                              Grove Property Trust

                   Statements of Changes in Shareholders' Equity
                                  (In thousands)
                      Years Ended December 31, 1996 and 1995

                                                                 ADDITIONAL    DISTRIBUTIONS IN
                                                                   PAID-IN       EXCESS OF NET
                                                 COMMON SHARES     CAPITAL          INCOME
                                                 ----------------------------------------------
Shareholders' equity at January 1, 1995            $       6      $   3,912       $      (78)
Net income                                                                               338
Declared dividends                                                                      (475)
                                                 ----------------------------------------------
Shareholders' equity at December 31, 1995                  6          3,912             (215)
Net income                                                                               261
Declared dividends                                                                      (481)
                                                 ----------------------------------------------
Shareholders' equity at December 31, 1996          $       6      $   3,912       $     (435)
                                                 ==============================================


SEE ACCOMPANYING NOTES.

                              Grove Property Trust

                            Statements of Cash Flows
                                 (In thousands)

                                                     Year Ended December 31,
                                                      1996            1995
                                                   --------------------------
OPERATING ACTIVITIES
Net Income                                          $    261        $    338
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and amortization                          387             217
  Imputed interest - mortgage                             37              35
(Increase) decrease in other assets                       (8)              4
Increase (decrease) in accounts payable, accrued
  expenses and other liabilities                          41              (9)
                                                   --------------------------

Net cash provided by operating activities                781            585
                                                   --------------------------

INVESTING ACTIVITIES
Deferred charges                                        (174)             -
Other                                                     (3)             -
Additions to real estate assets                         (126)            (99)
                                                   --------------------------

Net cash used in investing activities                   (303)            (99)
                                                   --------------------------

FINANCING ACTIVITIES
Net proceeds from mortgage payable on acquisition        220               -
Financing costs                                          (21)            (23)
Repayment of mortgage payable                            (59)              -
Payments to affiliates                                   (78)            (23)
Dividends paid                                          (480)           (472)
                                                   --------------------------

Net cash used in financing activities                   (418)           (518)
                                                   --------------------------

Net decrease in cash and cash equivalents                 (3)            (32)

Cash and cash equivalents, beginning of year             384             416
                                                   --------------------------

Cash and cash equivalents, end of year              $    381        $    384
                                                   ==========================

SEE ACCOMPANYING NOTES.

                                Grove Property Trust

                           Notes To Financial Statements

                                 December 31, 1996


1.   FORMATION AND BUSINESS OF THE COMPANY

Grove Property Trust (the "Company" or "GPT"), formerly Grove Real Estate Asset Trust was organized in the State of Maryland on April 4, 1994, as a Real Estate Investment Trust ("REIT"). As of December 31, 1996, the Company operated four properties with a total of 257 residential apartments located in the northeast. The Company purchased three properties, (the "Original Properties") on June 23, 1994, and the fourth property was acquired in January 1996 (collectively, the "Properties").

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid financial instruments with an original maturity of three months or less at the time of the purchase to be cash equivalents.

REAL ESTATE ASSETS AND DEPRECIATION

The Original Properties were recorded at their historical cost due to the controlling relationship between the principals of the entities previously operating the Properties (the "Grove Affiliates"). The portion of the purchase price attributable to the net assets acquired from Grove Affiliates exceeds their amortized historical cost. Accordingly, the excess amount was reflected as a decrease in equity for accounting purposes. All real estate assets purchased subsequent to the initial acquisitions have been recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (7 to 27.5 years).

                              Grove Property Trust

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of " (FAS No. 121), which requires long-lived assets to be reviewed for impairment when events or circumstances indicate that an impairment might exist. When an impairment indicator is present, assets must be grouped at the lowest level for which there are identifiable cash flows. If the sum of the undisclosed cash flows is less than the carrying amounts of the assets, an impairment loss must be recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amount. To date, no losses have been recognized.

PER SHARE DATA

Net income per common share is based on the weighted average number of shares outstanding during each year. Common stock equivalents (options and warrants) did not have a dilutive effect on net income per share for any year presented. On February 10, 1997, the Board of Trust Managers of the Company declared a stock dividend aggregating 26,250 Common Shares and concurrently declared a 1.125-for-one common stock split. All shares outstanding and per share amounts have been restated to reflect these changes in capital structure.

In February 1997, the Financial Accounting Standard Board issued Statement No. 128, EARNINGS PER SHARE, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of primary and fully diluted earnings per share for the years ended December 31, 1996 and 1995, is not material.

STOCK-BASED COMPENSATION

Effective in fiscal year 1996, the Company adopted Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation." This statement defines a fair value based method of accounting for employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The company has elected to continue to account for its employee stock compensation plans under APB No. 25.

                              Grove Property Trust

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES AND DIVIDENDS

The Company has made the election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). A REIT will generally not be subject to federal income tax to the extent it distributes at least 95% of its taxable income to its shareholders and complies with other requirements. Accordingly, no provision has been made for federal income taxes for the Company in the accompanying financial statements. Even though the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income, if any. Shareholders are taxed on dividends declared and must report such dividends as either ordinary income, short term gains, long term gains, or as a return of capital. The federal income tax characteristics of dividends paid by the Company consisted of:


                                            1996           1995
                                          -----------------------
      Ordinary income                      97.46%         83.22%
      Return of principal                   2.54%         16.78%

ADVERTISING

The Company expenses advertising costs as incurred. Advertising costs were $24,000 and $17,000 in 1996 and 1995, respectively.

DEFERRED CHARGES

Deferred charges, consisting principally of loan costs, are amortized on a straight line basis over the term of the related obligations.

RENTAL INCOME

Rental income attributable to leases is recognized on a straight-line basis over the term of the leases, which are generally for one year. The Company generally requires tenants to provide a cash security deposit equal to one month's rent or pay the last month's rent in advance. Such amounts are deposited into a restricted bank account and the Company records an offsetting liability.

                              Grove Property Trust

3.  ACQUISITION

On January 12, 1996, the Company purchased the assets and operations of Grove Cambridge Associates Limited Partnership ("Cambridge"), a ninety-two unit multifamily apartment complex located in Norwich, Connecticut, for $4,250,000, which was funded with a $4,500,000 mortgage note payable. The results of Cambridge's operations have been combined with those of the Company since the date of acquisition.

The unaudited pro forma information for the period set forth below gives effect to the transaction as if it had occurred at the beginning of the period. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated as of that time. The pro forma results for 1996 are not materially different from the reported amounts.

Pro Forma Year Ended December 31, 1995 (in thousands, except share data):

      Revenues                                         $   2,079
      Net income                                       $     278
      Net income per common share                      $    0.45


4.   MORTGAGE NOTES PAYABLE

Mortgage notes payable as of December 31, 1996 consist of the following (in thousands):

      Southington Apartments note                $    1,228
      Cambridge Estates note                          4,441
                                                ------------
         Total                                   $    5,669
                                                ============

The mortgage note on the Southington Apartments property, which has a face amount of $1,250,000, has an imputed interest rate of 7.25% due in monthly interest payments of $4,167 through June 1997 and monthly principal and interest payments of $8,527 through July 2013. The note is collateralized by the property and 15% of the face amount is guaranteed by certain executive officers and shareholders of the Company.

The Cambridge note payable had an original principal balance of $4,500,000 with interest payable at 7.04%. Monthly principal and interest payments of $31,920 are due through January 2006. The note is collateralized by the Cambridge property and by first mortgage liens on two additional properties.

                              Grove Property Trust

4.  MORTGAGE NOTES PAYABLE (continued)

Aggregate annual maturities of mortgage notes payable as of December 31, 1996 are as follows (in thousands):

                          1997                      $    55
                          1998                           86
                          1999                           92
                          2000                          103
                          2001                          111
                       Thereafter                     5,222
                                                   ----------
                          Total                     $ 5,669
                                                   ==========

Interest paid was approximately $380,000 and $85,000 in 1996 and 1995, respectively.

Subsequent to year end and through September 2, 1997, the Company entered into the Consolidation Transactions, a New Equity Investment and acquired various properties. As part of these transactions, the Company entered into and assumed various new debt obligations (see Note 10) and repaid certain mortgage notes payable. After taking effect for these transactions, the Company's mortgage and other debt consists of:

      Amortizing first mortgage notes                   $   14,462
      Interest only first mortgage notes                    39,338
      Revolving Credit Facility (SEE NOTES 5 AND 10)         6,275
                                                       ------------
                                                        $   60,075
                                                       ============

The amortizing first mortgage notes have fixed interest rates between 7.04% and 7.49%, have monthly principal and interest payments based on amortization schedules between 25 and 30 years, and maturities between the year 2000 and 2013. The notes are collateralized by 6 properties and are partially guaranteed by certain executive officers and shareholders of the Company.

The interest only first mortgage notes are comprised of variable rate and fixed rate notes, are collateralized by 11 properties, and are partially guaranteed by certain executive officers and shareholders of the Company. One note has a principal balance of $4.0 million, monthly payments of interest only at a fixed rate of 7.50%, and matures in 1999. One note has a principal balance of $15.1 million, monthly payments of interest only at a variable rate of one month LIBOR plus 1.14%, and matures in 2007. Three notes have an aggregate principal balance of $14.8 million, monthly payments of interest only at a variable rate of one month LIBOR plus 1.20%, and mature between 1999 and 2005.

                              Grove Property Trust

4.  MORTGAGE NOTES PAYABLE (continued)

The interest rate on the variable notes is partially fixed with three interest rate swap contracts (the "Interest Swaps") with two banks. The Interest Swaps have, in effect, (i) fixed $7.6 million of debt at 7.67% for the period from October 1, 1997 through October 1, 2007, (ii) fixed $7.6 million of debt at 7.68% for the period from October 1, 1997 through January 4, 2005, and (iii) fixed $9.1 million of debt at 7.09% from December 15, 1995 through December 15, 2000. The Interest Swaps have been pledged as collateral under the various related variable notes.

5.  INITIAL CREDIT FACILITY

The Company entered into an Initial Credit Facility concurrent with its initial public offering ("IPO") in 1994. The Initial Credit Facility, which provided for up to $3.0 million in borrowings, was expected to be used to finance acquisitions of properties, re-development and renovation costs and expenses, and for working capital purposes related to future acquisitions. The Initial Credit Facility was not drawn upon, and was terminated in January 1996. In March 1997, the Company entered into a new credit facility (see Note
10).

6.  STOCK OPTION PLAN

The Company adopted a stock option plan (the "Plan") for key employees and non-employees of the Company. Options are granted at the market price of the Company's common stock on the date of grant, become exercisable in increments of 33 1/3% per year on each of the first three anniversaries of the date of grant and have a maximum term of ten years. At December 31, 1996, no options had been exercised. In May 1997, an employee exercised options on 394 Common Shares. Information regarding the Company's stock option plan is summarized below.

                                                 1996                             1995
                                    ------------------------------   ------------------------------
                                                     WEIGHTED                         WEIGHTED
                                                     AVERAGE                           AVERAGE
                                      OPTIONS     EXERCISE PRICE       OPTIONS     EXERCISE PRICE
                                    ------------------------------   ------------------------------
Outstanding at beginning of year       69,689        $  9.31            66,146        $  9.42
Granted                                48,428        $  7.29             3,543        $  7.20
                                      --------                         --------
Outstanding at end of year            118,117        $  8.48            69,689        $  9.31
                                      ========                         ========
Options exercisable at end of year     45,272        $  9.36            22,049        $  9.42
                                      ========       ========          ========       ========

                              Grove Property Trust

6.  STOCK OPTION PLAN (continued)

The Company accounts for stock option grants under its Plan in accordance with APB No. 25. Accordingly, no compensation cost has been recognized for stock option grants since the options have exercise prices equal to the market value of the Company's common stock at the date of grant. The pro forma compensation cost for the Company's Plan determined in accordance with FAS No. 123 was not material for 1996 and 1995.

7.  UNDERWRITER WARRANTS

In conjunction with the IPO, the managing underwriter was granted Underwriter Warrants to purchase 47,248 Common Shares. The Underwriter Warrants are exercisable at $11.31 per Common Share and expire in June 1999. No warrants have been exercised as of December 31, 1996.

8.  RELATED PARTY TRANSACTIONS

MANAGEMENT FEE

On June 23, 1994, the Company entered into a Management Agreement (the "Agreement") with Grove Property Services Limited Partnership ("GPS"), an affiliated company which provides operating and support functions requisite to the operation of the Properties. The Agreement provides for a management fee equal to 5% of gross monthly revenues, as defined, and was terminated pursuant to the Consolidated Transactions in March 1997. Management fees incurred in 1996 and 1995 were approximately $109,000 and $67,000, respectively.

OPERATING EXPENSES AND NON-OPERATING EXPENSES

Certain operating and non-operating expenses include amounts allocated to the Company by GPS. These charges reflect an allocation of the cost of services required by the Company, which are outside the scope of services customarily included in the property management fees. Total costs of approximately $11,000 were allocated in 1996.

RENT TO RELATED PARTY

The Company's executive offices are leased from an affiliated company for $500 per month under a three year lease which expired in June 1997; rent expense related thereto was $6,000 in 1996 and 1995. The lease was subsequently extended on a month-to-month basis at a comparable rent.

                              Grove Property Trust

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash equivalents, accounts receivable, accounts payable and other accruals, because of their short term nature, approximate fair value. Mortgage notes are also carried at amounts that approximate their fair values. Fair values of mortgage notes were estimated using discounted cash flow analyses, based on interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities.

10.  SUBSEQUENT EVENT

On March 14, 1997, GPT completed a series of transactions pursuant to which the Company was transformed into a self-administered and self-managed REIT with control over a portfolio of 23 multi-family residential projects and a neighborhood shopping center in the Northeastern United States. A summary of the steps involved in these Consolidation Transactions is as follows:

     . GPT formed an Operating Partnership to serve as the vehicle for the consolidation of ownership and/or control of the operations, assets and liabilities of the Company.

     . Pursuant to an Exchange Offer, the Operating Partnership purchased from the Limited Partners of certain Property Partnerships, the outstanding partnership units of each of the Property Partnerships in exchange for Common Units of the Operating Partnership, or, in certain circumstances, cash. The number of Common Units received by a Limited Partner (1,205,324 in the aggregate, excluding Grove Companies) was calculated based upon such partners' interest in the applicable partnership as applied to the value of the Property Partnership associated therewith.

     . Immediately prior to the consummation of the Consolidation Transactions, GPT declared and issued a stock dividend aggregating 26,222 Common Shares and concurrently declared a stock split of 1.125 to 1, thereby issuing on a pro rata basis a total of 95,102 Common Shares to the holders of the then issued and outstanding Common Shares.

                              Grove Property Trust

10.  SUBSEQUENT EVENT (continued)

     . GPT issued 3,333,333 Common Shares to new equity investors in exchange for $30 million.

     . Pursuant to a Contribution Agreement among GPT, certain companies and individuals affiliated with GPT (the "Grove Companies") and the Operating Partnership, substantially all of the assets and operations of GPT, the management services division of Grove Property Services Limited Partnership and the Grove Companies' interests in the acquired Property Partnerships were transferred to the Company.

        In exchange for the above, the Grove Companies received an aggregate of 909,115 Common Units in the Operating Partnership and a cash payment of $177,669 from GPT, and GPT received 620,102 Common Units in the Operating Partnership. Additionally, GPT contributed to the Operating Partnership the gross proceeds received from the new equity investment ($30 million) in exchange for a number of additional Common Units equal to the number of Common Shares issued by GPT to the new equity investors.

     . In connection with the Consolidation Transactions, the Operating Partnership entered into a three-year secured revolving acquisition and working capital facility ("Revolving Credit Facility") of up to $25 million and an approximately $15.1 million ten-year term mortgage loan. Borrowings under the Revolving Credit Facility are collateralized by certain properties and bear interest, payable monthly, at a floating rate of 1.2% above the 30, 60 or 90 day LIBOR. The Operating Partnership is required to maintain certain financial covenants.

        The Company used a portion of the proceeds from the new equity investment, together with borrowings under the $15.1 million ten-year term mortgage loan to paydown or refinance approximately $39.3 million of mortgage indebtedness of the Property Partnerships and to acquire certain minority interests in certain of the Property Partnerships.

Effective on June 1, 1997, The Company acquired two residential apartment complexes through the Operating Partnership. These acquisitions were completed by the Operating Partnership through the acquisition of the assets (other than certain amounts of cash) and the assumption of liabilities of Northeast Apartments I Limited Partnership, the owner of Four Winds Apartments, and of West Hartford Center Associates, Limited Partnership, the owner of

                              Grove Property Trust

10.  SUBSEQUENT EVENT (continued)

Brooksyde Apartments. In addition, simultaneously with the acquisition of Four Winds Apartments and Brooksyde Apartments, the Company acquired an interest in Windsor Arbor Limited Partnership ("Windsor"), the owner of River's Bend Apartments, and anticipates that it will acquire, pursuant to certain put and call options, the remaining limited partnership interest in Windsor on or before December 31, 1997 for $4.9 million. Commencing June 1, 1997, the Company will consolidate Windsor in its financial statements.

Upon consummation of the June 1, 1997 transactions referred to above, the Operating Partnership issued an aggregate of 420,183 Common Units valued at $10 per unit, which under certain circumstances, could be redeemed for an equal number of Common Shares of the Company. The Company also assumed mortgage debt on Four Winds Apartments and Brooksyde Apartments in the aggregate remaining principal amount of $6.2 million. Additionally, the Windsor investment is encumbered by $8.6 million mortgage debt. To complete these transactions, the Company borrowed $1.8 million under its Revolving Credit Facility and used $68,000 of its available cash.

Four Winds Apartments is a 168-unit community located in North Fall River, Massachusetts. Brooksyde Apartments is an 80-unit apartment community located in West Hartford, Connecticut. River's Bend Apartments is a 432-unit condominium community located in Windsor, Connecticut, of which 349 units are owned by Windsor.

On July 1, 1997, the Company purchased 126 condominium units constituting a part of Greenfield Village Condominium in Rocky Hill, Connecticut. The purchase was made pursuant to a Purchase and Sale Agreement dated May 14, 1997, between Highland Income Partners, L.P. and Grove Corporation, an affiliate of the Company. The $4,282,500 purchase price for Greenfield Village was paid utilizing a portion of the Company's cash and borrowings under the Revolving Credit Facility. In addition, Grove Rocky Hill assumed certain obligations of the seller, principally related to security deposits held by the seller. In connection with the purchase of Greenfield Village, the Company paid $107,000 for expense and overhead reimbursement to National Realty Services, L.P., a limited partnership owned by four of the executive officers of the Company.

Pursuant to two Offers to Exchange All Outstanding Limited Partnership Interests in two affiliated partnerships, effective September 1, 1997, the Company acquired three residential apartment communities through the Operating Partnership. These acquisitions were completed by the Operating Partnership through the acquisition of the assets and the assumption of liabilities of Heritage Court Associates Limited Partnership, the owner of the Glastonbury Center Apartments, and of Farmington Summit Associates Limited Partnership, the owner of Summit Apartments and Birch Hill Apartments.

                              Grove Property Trust

10.  SUBSEQUENT EVENT (continued)

Upon consummation of the transactions, the Operating Partnership issued an aggregate of 328,332 Common Units valued at $10.50 per unit, which under certain circumstances, could be redeemed for an equal number of Common Shares of the Company. The Company also assumed mortgage debt on Summit Apartments, Birch Hill Apartments and Glastonbury Apartments in the aggregate remaining principal amount of $9.8 million. To complete these transactions, the Company borrowed $750,000 under its Revolving Credit Facility, assumed a current liability of $1.1 million, including approximately $200,000 due to an affiliate, and paid approximately $200,000 from its available cash.

Summit Apartments and Birch Hill Apartments have a total of 184 apartments and are located in Farmington Connecticut. Glastonbury Apartments is a 104-unit apartment community located in Glastonbury, Connecticut.

                       Report of Independent Auditors


To the Shareholders and Board of Trust Managers
Grove Property Trust

We have audited the accompanying combined balance sheet of Grove Property Services Limited Partnership and Property Partnerships as of December 31, 1996, and the related combined statements of income, owners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Grove Property Services Limited Partnership and Property Partnerships at December 31, 1996, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                        /s/ERNST & YOUNG LLP
                                                        ERNST & YOUNG LLP
New York, New York
September 2, 1997

     Grove Property Services Limited Partnership and Property Partnerships

                           Combined Balance Sheet

                              December 31, 1996
                                (In thousands)


ASSETS
Real estate assets, at cost:
  Land                                                              $   7,718
  Buildings and improvements                                           66,933
  Furniture, fixtures and equipment                                     4,182
                                                                   -----------
                                                                       77,833
Less accumulated depreciation                                          24,209
                                                                   -----------
  Net real estate assets                                               54,624
Cash and cash equivalents                                               1,702
Restricted cash-resident security deposits                                679
Due from related parties                                                  931
Due from partners                                                         922
Deferred costs, net of accumulated
  amortization of $1,585                                                  807
Other assets                                                              201
                                                                   -----------
Total assets                                                        $  59,866
                                                                   ===========

LIABILITIES AND OWNERS' EQUITY
Mortgage notes payable                                              $  48,643
Accounts payable and other liabilities                                    853
Due to related parties                                                  1,896
Resident security deposits                                                679
                                                                   -----------
Total liabilities                                                      52,071

Owners' equity                                                          7,795
                                                                   -----------

Total liabilities and owners' equity                                $  59,866
                                                                   ===========


SEE ACCOMPANYING NOTES.

     Grove Property Services Limited Partnership and Property Partnerships

                          Combined Statement of Income

                          Year Ended December 31, 1996
                                 (In thousands)


Revenues:
  Rental income                                                      $ 12,906
  Property management                                                     777
  Interest and other                                                    1,138
                                                                    ----------
Total revenues                                                         14,821
                                                                    ----------

Expenses:
  Allocated payroll                                                     2,493
  Real estate taxes                                                     1,299
  Other property operating                                              3,212
  General and administrative                                              279
                                                                    ----------
Total expenses                                                          7,283
                                                                    ----------

  Net operating income                                                  7,538

  Interest expense                                                      3,856
  Depreciation and amortization                                         3,055
                                                                    ----------
  Net income                                                         $    627
                                                                    ==========







SEE ACCOMPANYING NOTES.

     Grove Property Services Limited Partnership and Property Partnerships

                Combined Statement of Changes in Owners' Equity

                          Year Ended December 31, 1996
                                 (In thousands)




Owners' equity, December 31, 1995                                  $ 12,259
Capital contributions                                                   925
Distributions                                                        (6,016)
Net income                                                              627
                                                                 ------------

Owners' equity, December 31, 1996                                  $  7,795
                                                                 ============





SEE ACCOMPANYING NOTES.

     Grove Property Services Limited Partnership and Property Partnerships

                        Combined Statement of Cash Flows

                          Year Ended December 31, 1996
                                 (In thousands)


OPERATING ACTIVITIES
Net income                                                          $   627
Adjustments to reconcile net income to net cash
  provided by operating activities:
Depreciation and amortization                                         3,055
Gain on sales of condominiums                                          (210)
Increase in assets:
  Other assets                                                          (16)
Decrease in liabilities:
  Accounts payable and other liabilities                               (224)
                                                                   -----------
Net cash provided by operating activities                             3,232
                                                                   -----------

INVESTING ACTIVITIES
Purchase of real estate assets                                       (1,544)
Proceeds from sale of condominiums                                      443
Payment for deferred costs                                              (43)
                                                                   -----------
Net cash used in investing activities                                (1,144)
                                                                   -----------

FINANCING ACTIVITIES
Repayment of mortgage notes                                            (784)
Proceeds from mortgage notes                                          2,641
Due from related parties, net                                         1,210
Payment for financing costs                                            (184)
Due from partners                                                      (598)
Due to NAVAB                                                            252
Distributions to owners                                              (6,016)
Capital contributions                                                   925
                                                                   -----------
Net cash used in financing activities                                (2,554)
                                                                   -----------

Net decrease in cash and cash equivalents                              (466)
Cash and cash equivalents, beginning of year                          2,168
                                                                   -----------
Cash and cash equivalents, end of year                              $ 1,702
                                                                   ===========

SUPPLEMENTAL INFORMATION
Cash paid during the year for interest                              $ 3,816
                                                                   ===========

SEE ACCOMPANYING NOTES.

     Grove Property Services Limited Partnership and Property Partnerships

                   Notes to the Combined Financial Statements

                               December 31, 1996



1.  BASIS OF PRESENTATION

Grove Property Services Limited Partnership and Property Partnerships (the "Group") combined financial statements include the accounts of various partnerships and is not a separate legal entity. "Property Partnerships" are a combination of affiliated entities that have ownership interests principally in multifamily communities in the Connecticut, Massachusetts and Rhode Island areas. The accounts are presented on a combined basis because all of the communities are managed by Grove Property Services Limited Partnership ("GPS") whose general partners have a controlling interest in each of the communities and because these communities were subject of a business combination in connection with the formation of an umbrella REIT (the "Company") effective on March 14, 1997. Each of the communities is owned by Grove Operating, L.P. (the "Operating Partnership"), which is owned, in part, by the Company. The Company qualifies as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

The business combination was structured so that the former partners received cash, units in the Operating Partnership, or a combination thereof. The Company is the sole general partner of the Operating Partnership.

     Grove Property Services Limited Partnership and Property Partnerships

1.  BASIS OF PRESENTATION (continued)

In addition to GPS and Grove Longmeadow Associates (a neighborhood shopping center) the following residential communities have been included in the combined financial statements:

                                                                   NUMBER OF
LIMITED PARTNERSHIP NAME             EXISTING COMMUNITY NAME       APARTMENTS
------------------------             -----------------------       ----------
Avonplace Associates                 Avonplace                         146
Burgundy Associates                  Burgundy Studios                  102
Grove-Ellington Associates           Arbor Commons                      28
Grove-Enfield Associates             Fox Hill Apartments               168
Grove-Manchester Associates          208-210 Main Street Apartments     28
Grove-Newington Associates           Woodbridge Apartments              73
Grove Opportunity Fund II            Dean Estates II                    58
                                     Royale Apartments                  76
                                     Talcott Forest*                    19
Grove-Plainville Associates          Colonial Village Apartments       104
Grove Properties III                 Bradford Commons                   64
                                     Loomis Manor                       43
Grove Taunton Associates             Dean Estates                       48
Grove-Vernon Associates              Fox Hill Commons                   74
Grove-West Hartford Associates       Park Place West                    63
Grove-West Springfield Associates    Van Deene Manor                   109
Grove-Westfield Associates           Security Manor                     63
Grove-Westwynd Associates            Westwynd Apartments                46
Shoreline London Associates          Ocean Reef                        163
Nautilus Properties                  Sandalwood**                       39


 * Talcott Forest is included in the accompanying combined financial statements as it is part of a legal entity combined herewith. However, this property was not included in the Consolidation Transactions and, as such, the operations were not included in the pro forma statements of income contained elsewhere in this Registration Statement.

** Available for lease August 1996.

All significant intercompany accounts and transactions have been eliminated in combination

     Grove Property Services Limited Partnership and Property Partnerships

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEPRECIATION OF REAL ESTATE ASSETS

Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation of real estate is computed principally on a straight-line basis over the expected useful lives of depreciable property, which ranges from 15 to 39 years for buildings, improvements and land improvements and 5 to 7 years for furnishings and equipment.

LONG-LIVED ASSETS

In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 had no effect on the accompanying financial statements.

REVENUE RECOGNITION

Rental income attributable to leases is recognized on a straight-line basis over the term of the leases. Residential leases are generally for periods of one year. Commercial leases are generally for periods of 5 to 10 years. The Company generally requires tenants to provide a cash security deposit equal to one month's rent. Such amounts are deposited into a restricted bank account and the Company records an offsetting liability.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid financial instruments with maturities of three months or less from the date of purchase.

DEFERRED COSTS

Deferred costs consist of organization costs and costs incurred in obtaining long-term financing. Deferred financing costs are amortized over the term of the related mortgage loan obligation. Organization costs are amortized over 5 years.

     Grove Property Services Limited Partnership and Property Partnerships

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES

The Group is owned by various partnerships whose partners are required to include their respective share of profits and losses in their individual income tax returns. Accordingly, no federal or state income taxes have been provided in the accompanying combined financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  DUE TO AND FROM RELATED PARTIES

Certain properties managed by GPS are not included in the Group. Due to/from related parties represent costs paid by the Group on behalf of these properties, property expense and other advances from the Group to those properties, and management fees owed to the Group by those properties. An affiliate of the Group, NAVAB, periodically loans funds to the partnerships under its line of credit. These loans generally bear interest at 2.5% above the prime rate. Interest due NAVAB was approximately $145,000 for the year ended December 31, 1996.

4.  MORTGAGE NOTES PAYABLE

The Group's mortgage notes at December 31, 1996 consisted of the following (IN THOUSANDS):

   Mortgage notes payable at fixed interest rates ranging from
     7.09% to 8.00%, payable in varying amounts through December
     2003                                                            $12,362
  Mortgage notes payable with floating interest rates (7.0%
    to 9.27% at December 31, 1996), payable in varying amounts
    through November 2005                                             36,281
                                                                   -----------
                                                                     $48,643
                                                                   ===========

Each of the mortgage notes is collateralized by a first mortgage on separate communities. Certain loans are guaranteed in whole or part by individuals affiliated with the Group. Such guarantees aggregate approximately $31 million at December 31, 1996.

     Grove Property Services Limited Partnership and Property Partnerships

4.  MORTGAGE NOTES PAYABLE (continued)

Annual principal maturities as of December 31, 1996 are as follows
(IN THOUSANDS):


                     1997                              $      890
                     1998                                     970
                     1999                                   9,478
                     2000                                  21,746
                     2001                                   4,589
                   Thereafter                              10,970
                                                      -------------
                     Total                             $   48,643
                                                      =============

5.  RELATED PARTY TRANSACTIONS

GPS performs management services for certain communities not included in the Group. Management fees received from these communities were approximately $777,000 for the year ended December 31, 1996.

The Group leases office space from an affiliate at $4,150 per month.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Group could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash equivalents, accounts receivable, accounts payable and other accruals because of their short-term nature approximate fair value. Mortgage notes are carried at amounts that approximate their fair values. Fair values of mortgage notes were estimated using discounted cash flow analyses, based on interest rates currently available to the Group for issuance of debt with similar terms and remaining maturities.

     Grove Property Services Limited Partnership and Property Partnerships

7. COMMERCIAL LEASES

Future minimum annual lease payments to be received on noncancelable commercial operating leases with terms greater than one year consist of the following at December 31, 1996 (IN THOUSANDS):


              1997                                $     989
              1998                                      882
              1999                                      830
              2000                                      697
              2001                                      591
           Thereafter                                 1,983
                                                -------------
              Total                               $   5,972
                                                =============

Residential leases are generally for a term of one year and are not included above. The commercial leases generally contain provisions for increases in rent tied to various indices, increases in operating costs and/or a percentage of the tenants' sales in excess of a specified base amount. Such additional rents approximated $23,000 for the year ended December 31, 1996, and this amount is included in rental income on the accompanying combined statement of income.

Report of Independent Auditors

To the Shareholders and Board of Trust Managers
Grove Property Trust

We have audited the combined statements of revenues and certain expenses of the September 1997 Property Acquisitions (the "Properties") for the years ended December 31, 1996 and 1995. The combined statements of revenues and certain expenses are the responsibility of the Properties' management. Our responsibility is to express an opinion on the combined statements of revenues and certain expenses based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenues and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-3 of Grove Property Trust described in Note 2 and is not intended to be a complete presentation of the Properties' revenues and expenses.

In our opinion, the combined statements of revenues and certain expenses referred to above present fairly, in all material respects, the combined revenues and certain expenses as described in Note 2 of the September 1997 Property Acquisitions for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.



                                                  /s/ERNST & YOUNG LLP
                                                  ERNST & YOUNG LLP

New York, New York
September 2, 1997

                      September 1997 Property Acquisitions

              Combined Statements of Revenues and Certain Expenses


                                         SIX MONTHS
                                            ENDED             YEAR ENDED
                                        JUNE 30, 1997        DECEMBER 31,
                                         (Unaudited)      1996          1995
                                       ---------------------------------------
                                                     (In Thousands)
Revenues:
  Rental income                            $1,257         $2,471       $2,178
  Miscellaneous income                          9             29           14
                                       ---------------------------------------
Total revenues                              1,266          2,500        2,192
                                       ---------------------------------------

Certain expenses:
  Property operating and maintenance          467            807          598
  Real estate taxes                           117            235          208
  Related party management fees                28             57           55
                                       ---------------------------------------
                                              612          1,099          861
                                       ---------------------------------------
Revenues in excess of certain expenses       $654         $1,401       $1,331
                                       =======================================



SEE ACCOMPANYING NOTES.

                      September 1997 Property Acquisitions

       Notes to the Combined Statements of Revenues and Certain Expenses

                     Years Ended December 31, 1995 and 1996




1.  BUSINESS

The accompanying Combined Statements of Revenues and Certain Expenses relate to the operations of certain "Properties" known as Glastonbury, Summit and Birch Hill (three residential properties in Connecticut with 290 units, in the aggregate). The Properties were acquired on September 1, 1997, by Grove Property Trust (the "Company"). The Properties were previously owned by affiliates of the Company. Summit and Birch Hill were acquired by the Company's affiliate in February 1995 from an unrelated party. The accompanying combined statement of revenues and certain expenses for the year ended December 31, 1995, includes the operations of these two properties from the date of acquisition by the affiliate.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying Combined Statements of Revenues and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-3 of the Company. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the Properties. Items excluded consist of depreciation, amortization, interest and certain non-operating expenses.

USE OF ESTIMATES

The preparation of the Combined Statements of Revenues and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Combined Statements of Revenues and Certain Expenses and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Rental income attributable to leases is recognized on a straight-line basis over the term of the leases, which are generally for one year.

                      September 1997 Property Acquisitions

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INTERIM UNAUDITED INFORMATION

The accompanying Combined Statement of Revenue and Certain Expenses for the six months ended June 30, 1997 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the Combined Statement of Revenues and Certain Expenses for this interim period have been included. The results of this interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

                         Report of Independent Auditors



To the Shareholders and Board of Trust Managers
Grove Property Trust

We have audited the combined statements of revenues and certain expenses of the Pending 1997 Property Acquisitions (the "Properties") for the years ended December 31, 1996 and 1995. The combined statements of revenues and certain expenses are the responsibility of the Properties' management. Our responsibility is to express an opinion on the combined statements of revenues and certain expenses based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenues and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-3 of Grove Property Trust described in Note 2 and is not intended to be a complete presentation of the Properties' revenues and expenses.

In our opinion, the combined statements of revenues and certain expenses referred to above present fairly, in all material respects, the combined revenues and certain expenses as described in Note 2 of the Pending 1997 Property Acquisitions for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                        /s/ERNST & YOUNG LLP
                                        ERNST & YOUNG LLP

New York, New York
September 2, 1997

                       Pending 1997 Property Acquisitions

              Combined Statements of Revenues and Certain Expenses


                                         SIX MONTHS
                                            ENDED             YEAR ENDED
                                        JUNE 30, 1997        DECEMBER 31,
                                         (Unaudited)       1996        1995
                                       ---------------------------------------
                                                     (In Thousands)
Revenues:
  Rental income                           $    243       $    400    $    392
                                       ---------------------------------------
Certain expenses:
  Property operating and maintenance            33             35          37
  Real estate taxes                             11             23          18
  Related party management fees                 15             24          24
                                       ---------------------------------------
                                                59             82          79
                                       ---------------------------------------
Revenues in excess of certain expenses    $    184       $    318    $    313
                                       ========================================


SEE ACCOMPANYING NOTES.

                       Pending 1997 Property Acquisitions

       Notes to the Combined Statements of Revenues and Certain Expenses

                      Year Ended December 31, 1995 and 1996




1.  BUSINESS

The accompanying Combined Statements of Revenues and Certain Expenses relate to the operations of certain properties known as Corner Block and The Wharf (two retail properties with approximately 14,600 square feet, in the aggregate, of space in Massachusetts) (the "Properties"). The Properties are expected to be acquired in November 1997 by Grove Property Trust (the "Company"). The Properties are owned by affiliates of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying Combined Statements of Revenues and Certain Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-3 of the Company. Accordingly, the financial statements exclude certain expenses that may not be comparable to those expected to be incurred by the Company in the proposed future operations of the Properties. Items excluded consist of depreciation, amortization, interest and certain non-operating expenses.

USE OF ESTIMATES

The preparation of the Combined Statements of Revenues and Certain Expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Combined Statements of Revenues and Certain Expenses and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

Rental income attributable to leases is recognized on a straight-line basis over the term of the leases, which have varying terms.

CONCENTRATION OF REVENUES

Approximately 86% of rental revenues was derived from two tenants.

                       Pending 1997 Property Acquisitions

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INTERIM UNAUDITED INFORMATION

The accompanying Combined Statement of Revenue and Certain Expenses for the six months ended June 30, 1997 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the Combined Statement of Revenues and Certain Expenses for this interim period have been included. The results of this interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of  Issuance and Distribution

     The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which is payable by the Selling Shareholders:

            Registration Statement Filing Fee   $ 13,649
            Legal Fees and Expenses             $ 17,000
            Accounting Fees and Expense         $  5,000
            Printing Costs                      $    500
            Miscellaneous                       $  1,351
                                                --------

            Total                               $ 37,500
                                                ========

Item 15.  Indemnification of Directors and Officers

     The Charter provides that no trustee or officer will be personally liable for any obligation of the Company solely as a result of his or her status as a trustee or officer of the Company. The Bylaws further provide that the Company shall indemnify each trustee and officer against any claim or liability for which the trustee or officer may become subject by reason of being or having been a trustee or officer, and that the Company shall reimburse each trustee and officer for all legal and other expenses reasonably incurred in connection with any such claim or liability. See also, "Description of Capital Stock - Indemnification for, and Limitation on, Liability," included in the Prospectus constituting part of this Registration Statement.

     The Company has purchased a Directors, Officers and Corporate Liability Insurance Policy for Real Estate Investment Trusts issued by American International Specialty Lines Insurance Company. This policy provided $5,000,000 of coverage and extends to February 27, 1998.

     For the undertaking with respect to the indemnification, see Item 17.

Item 16.  Exhibits

Exhibit 4(a) Third Amended and Restated Declaration of Trust of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (Commission File No. 1-13080))
Exhibit 4(b) Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated March 14, 1997 and filed March 31, 1997 (Commission File No. 1-13080))
Exhibit 5      Opinion of Piper & Marbury L.L.P.
Exhibit 23(a)  Consent of Ernst & Young LLP
Exhibit 23(b)  Consent of Cummings & Lockwood
Exhibit 23(c)  Consent of Piper & Marbury L.L.P. (included in Exhibit 5)
Exhibit 24     Power of Attorney

Item 17.  Undertakings

      (a)   The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on September 30, 1997.


                                    GROVE PROPERTY TRUST


                                    By /s/JOSEPH R. LaBROSSE
                                      --------------------------------------
                                       Joseph R. LaBrosse
                                       Chief Financial Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown on the 30th day of September, 1997.


Damon D. Navarro       Trustee and Chairman of  )
                       the Board and Chief      )
                       Executive Officer        )
                       (Principal executive     )
                       officer)                 )
Joseph R. LaBrosse     Trustee and Chief        )
                       Financial Officer        )
                       (Principal financial     )
                       and accounting officer)  )
Theodore R. Bigman     Trustee                  )  By /s/JOSEPH R. LaBROSSE
                                                )    ------------------------
J. Joseph Garrahy      Trustee                  )    Name: Joseph R. LaBrosse
Harold V. Gorman       Trustee                  )          Attorney-in-fact
Edmund F. Navarro      Trustee                  )
James F. Twaddell      Trustee                  )

                                 Exhibit Index

Exhibit 4(a) Third Amended and Restated Declaration of Trust of the Company (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 (Commission File No. 1-13080))
Exhibit 4(b) Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated March 14, 1997 and filed March 31, 1997 (Commission File No. 1-13080))
Exhibit 5      Opinion of Piper & Marbury L.L.P.
Exhibit 23(a)  Consent of Ernst & Young LLP
Exhibit 23(b)  Consent of Cummings & Lockwood
Exhibit 23(c)  Consent of Piper & Marbury L.L.P. (included in Exhibit 5)
Exhibit 24     Power of Attorney